                                                                    EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

         You should read the following consolidated financial and operating data for Arden Realty together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this Form 10-K.

                                                                     YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                                2003           2002           2001            2000          1999
                                           -----------     -----------    ----------      ---------      ----------
                                                       (IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)
OPERATING DATA:
Revenues.................................  $   394,572     $   376,782    $  385,620      $ 355,447      $  310,811
Property operating expenses..............     (126,034)       (117,019)     (110,421)      (100,574)        (92,056)
 General and administrative expense......      (18,123)        (13,166)      (12,143)        (9,336)         (7,393)
Depreciation and amortization............     (111,952)       (100,317)      (92,613)       (78,672)        (63,858)
Interest expense.........................      (93,093)        (87,827)      (85,949)       (78,495)        (60,135)
                                           -----------     -----------    ----------      ---------      ----------
Income from continuing operations before
  gain on sale of properties and minority
  interest...............................       45,370          58,453        84,494         88,370          87,369
Gain on sale of operating properties.....           --           1,967         4,591          2,132              --
                                           -----------     -----------    ----------      ---------      ----------
Income from continuing operations before
  minority interest......................       45,370          60,420        89,085         90,502          87,369
Minority interest........................       (5,375)         (5,816)       (7,046)        (7,158)         (4,726)
                                           -----------     -----------    ----------      ---------      ----------
Income from continuing
 operations..............................       39,995          54,604        82,039         83,344          82,643

Discontinued operations,
 net of minority interest................       12,577          15,571        15,720         13,366          13,983
Gain on sale of discontinued properties..        5,937              --            --             --              --
                                           -----------     -----------    ----------      ---------      ----------
Net income...............................  $    58,509     $    70,175    $   97,759      $  96,710      $   96,626
                                           ===========     ===========    ==========      =========      ==========

Basic net income per common share:
    Income from continuing operations....  $      0.63      $     0.85    $     1.28      $    1.32      $     1.31
    Income from discontinued operations..         0.29            0.24          0.25           0.21            0.22
                                           -----------     -----------    ----------      ---------      ----------
Net income per common share-basic........  $      0.92      $     1.09    $     1.53      $    1.53      $     1.53
                                           ===========     ===========    ==========      =========      ==========

Weighed average number of common
  shares-basic...........................       63,553          64,151        63,754         63,408          63,106
                                           ===========     ===========    ==========      =========      ==========

Diluted net income per common share:
    Income from continuing operations....  $      0.63     $      0.85    $     1.28      $    1.31      $     1.31
    Income from discontinued operations..         0.29            0.24          0.25           0.21            0.22
                                           -----------     -----------    ----------      ---------      ----------
Net income per common share-diluted......  $      0.92     $      1.09    $     1.53      $    1.52      $     1.53
                                           ===========     ===========    ==========      =========      ==========

Weighed average number of common
  shares-diluted.........................  $    63,815     $    64,351    $   64,014      $  63,598      $   63,072
                                           ===========     ===========    ==========      =========      ==========

Cash dividends declared per common
  share..................................  $      2.02     $      2.02    $     1.96      $    1.86      $     1.78
                                           ===========     ===========    ==========      =========      ==========

OTHER DATA:

Cash provided by operating activities....  $   181,482     $   199,922    $  204,667      $ 192,152      $  170,354


Cash used in investing activities........      (20,355)       (213,002)     (115,854)      (216,024)       (283,574)

Cash (used in) provided by financing
  activities.............................     (160,483)        (19,898)      (57,204)        22,248         115,698

Funds from Operations(1).................      174,458         181,549       198,240        185,146         170,405

Selected financial data continues on next page.

                                                                     YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                                2003           2002           2001            2000          1999
                                           -----------     -----------    -----------     ----------     ----------
BALANCE SHEET DATA:
    Net investment in real estate........  $ 2,646,699     $ 2,741,624    $2,622,980      $2,603,566    $ 2,479,111
    Total assets.........................    2,741,433       2,832,409     2,761,443       2,705,597      2,570,458
    Total indebtedness...................    1,349,781       1,402,304     1,251,483       1,177,769      1,029,656
    Other liabilities (2)................       76,638          76,350        62,685          56,885         50,555
    Minority interests...................       72,194          74,571        78,661          86,176         86,294
    Total Stockholders' Equity...........    1,210,285       1,247,377     1,337,206       1,355,171      1,375,758

---------

(1) We believe that funds from operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NARIET, in April 2002. The White Paper defines FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

         We believe that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, provides an additional perspective on our operating results. However, because these items have real economic effect, FFO is a limited measure of performance.

         FFO captures trends in occupancy rates, rental rates and operating costs. FFO excludes depreciation and amortization costs and it does not capture the changes in value in our properties that result from use or changes in market conditions or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Therefore, its ability to measure performance is limited.

         Because FFO excludes significant economic components of net income determined in accordance with GAAP, FFO should be used as an adjunct to net income and not as an alternative to net income. FFO should also not be used as an indicator of our financial performance, or as a substitute for cash flow from operating activities determined in accordance with GAAP or as a measure of our liquidity. FFO is not by itself indicative of funds available to fund our cash needs, including our ability to pay dividends or service our debt. Therefore, FFO only provides investors with an additional performance measure that when combined with measures computed in accordance with GAAP such as net income, cash flow from operating activities, investing activities and financing activities provides investors with an indication of our ability to service debt and to fund acquisitions and other expenditures.

         FFO is used by investors to compare our performance with other REITs. Other REITs may use different methodologies for calculating FFO and, accordingly, our FFO may not be comparable to other REITs. See a reconciliation of FFO to Net income in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this report.

(2)      Excludes dividends payable.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Overview

         The following discussion should be read in conjunction with Item 6, "Selected Financial Data," and our historical consolidated financial statements and related notes thereto included elsewhere in this Form 10-K.

         We are a self-administered and self-managed real estate investment trust that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. We are a full-service real estate organization managed by 7 senior executive officers who have experience in the real estate industry ranging from 13 to 34 years and who collectively have an average of 18 years of experience. We perform all property management, construction management, accounting, finance and acquisition and disposition activities and a majority of our leasing transactions with our staff of approximately 300 employees.

         As of December 31, 2003, we were Southern California's largest publicly traded office landlord as measured by total net rentable square feet owned. As of that date, our portfolio consisted of 130 primarily suburban office properties and 215 buildings containing approximately 18.9 million net rentable square feet including one development property with approximately 283,000 net rentable square feet under lease-up. As of December 31, 2003, our operating portfolio was 90.4% occupied.

         Our primary business strategy is to actively manage our portfolio to achieve gains in rental rates and occupancy, control operating expenses and maximize income from ancillary operations and services. When market conditions permit, we may also selectively develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing properties and place the proceeds into investments that we believe will generate higher long-term value.

     Critical Accounting Policies

         We periodically evaluate our estimates and assumptions used in the preparation of our financial statements including our reported operating results. Because over 98% of our assets as of December 31, 2003 and 2002, respectively, consists of investments in real estate and amounts due from tenants, our primary evaluations consist of recoverability of amounts invested in real estate properties and collectability of amounts due from tenants.

REVENUE RECOGNITION

         We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease. The amount by which straight-line rental income differs from cash rents billed under the lease is included in deferred rents.

ALLOWANCE FOR RENTS AND OTHER RECEIVABLES

         We periodically evaluate the collectability of amounts due from particular tenants based on a variety of factors including the tenant's payment history, our observation of space utilization, periodic discussions with the tenants regarding the tenant's short and long-term business plan for the space under contract, the overall financial health of the business and/or parent company, available public information regarding the tenant or its parent company and the amount of lease security on hand. Based on these factors, unless collection is reasonably assured, we fully reserve amounts due that are in excess of the lease security we hold. All of our allowances are tenant specific.

         As of December 31, 2003 and 2002 we had a total of $6.3 million and $5.6 million in our allowances for doubtful accounts, respectively, representing approximately 12% and 11% of the total rent and deferred rent balance outstanding at each respective balance sheet date. Including security deposits and existing letters of credit, as of December 31, 2003 and 2002, we had a total of $33.5 million and $32.7 million of total lease security available, respectively. For the years ended December 31, 2003, 2002 and 2001, our bad debt expense related to losses for uncollected rents, deferred rents, tenants reimbursements and other uncollectible charges were approximately 0.6%, 1.4% and 1.2% of total gross revenue, respectively, for each of those years. Our allowances have historically proved to be adequate; however, due to the uncertainty inherent in the tenant specific evaluation process, our allowances for doubtful accounts may not prove to be sufficient in all future periods.

COMMERCIAL PROPERTIES

         IMPAIRMENT OF ASSETS

         The recoverability of amounts invested in real estate properties is highly dependent on the assumptions we use. For properties we intend to hold and operate, we recognize a write-down to estimated fair value whenever a property's estimated undiscounted future cash flows are less than its depreciated cost. For properties we intend to sell, we recognize a write-down to estimated fair value whenever a property's estimated sales price less costs to sell are less than its depreciated costs.

         We determine fair value of our properties using methods similar to those used by independent appraisers, including comparison of carrying costs on a per square foot basis, to sales price on a per square foot basis on recently transacted properties that are similar in quality and location and also by comparing carrying costs to acquisition offers from prospective buyers. Based on our assessment, no write-downs to estimated fair value were necessary as of December 31, 2003 and 2002.

         Due to the availability of comparable sales information in most of our sub-markets, historically our fair value estimates have proven to be accurate. However, our estimates may vary from actual values, especially for real estate assets located in sub-markets where quoted per square foot market prices for comparable properties may not be readily available or real estate assets that become impaired due to non-recurring circumstances such as previously unknown environmental issues or casualty losses that result in damages in excess of our insurance coverage amount.

         PROPERTY ACQUISITIONS

         The amount of properties acquired is allocated between tangible and intangible assets. Tangible assets include land, building and tenant improvements. Intangible assets include the value of in place leases. To arrive at the value of in place leases, we compare estimates of current market rents to the in place rents. We also make assumptions regarding the amount of time that currently occupied space would remain vacant if we had to replace the existing tenants under current market conditions. We also reduce the value of each lease using a discount rate that we deem to be commensurate with each tenant's credit profile. The assumptions we use are based on available market information, independent sources and our own market knowledge and experience.

         The fair market value that we assign to acquired leases is amortized over the remaining lease terms. The tangible assets assigned to building improvements are depreciated over a much longer period of time, normally forty years. Consequently, the assumptions we use in this allocation have a significant impact on the operating results that we will report in future periods. We cannot guarantee that the initial assumptions that we use to estimate any property's purchase price will prove to be accurate. We also would not revise these estimates in future periods if our initial amounts were to prove to be inaccurate.

QUALIFICATION AS A REIT

         Since our taxable year ended December 31, 1996, we have been organized and operated, and intend to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code. Our qualification and taxation as a REIT depends on our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, numerous requirements established under highly technical and complex Internal Revenue Code provisions subject to interpretation.

         If we failed to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under specific statutory provisions, we also would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. For additional information see "Risk Factors -- We may suffer adverse tax consequences and be unable to attract capital if we fail to qualify as a REIT," and "Our operating partnership intends to qualify as a partnership, but we cannot guarantee that it will qualify," elsewhere in this Form 10-K.

OFF-BALANCE SHEET ARRANGEMENTS

         There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have a current or future material effect on the Company's financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

         Results Of Operations

         Our financial position and operating results are primarily comprised of our portfolio of properties and income derived from those properties. Therefore, the comparability of financial data from period to period will be affected by the timing of significant property development, acquisitions and dispositions.

        COMPARISON OF THE YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED
                        DECEMBER 31, 2002 (IN THOUSANDS,
                  EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------                         PERCENT
                                             2003               2002           CHANGE(1)        CHANGE
                                       ------------        ------------       ---------      ------------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents..............   $    339,026        $    320,505       $  18,521               6%
  Straight-line rents...............            916               4,629          (3,713)            (80)
  Tenant reimbursements.............         23,355              21,161           2,194              10
  Parking, net of expense...........         21,636              20,343           1,293               6
  Other rental operations...........          8,906               7,603           1,303              17
                                       ------------        ------------       ---------        --------
     Total revenue from rental
      operations.....................       393,839             374,241          19,598               5
                                       ============        ============       =========        ========

PROPERTY EXPENSES:
  Repairs and maintenance...........         40,742              35,294           5,448              15
  Utilities.........................         32,503              32,338             165               1
  Real estate taxes.................         28,154              27,290             864               3
  Insurance.........................          7,909               7,291             618               8
  Ground rent.......................            961                 895              66               7
  Administrative....................         15,765              13,911           1,854              13
                                       ------------        ------------       ---------        --------
     Total property expenses........        126,034             117,019           9,015               8
                                       ------------        ------------       ---------        --------
     Property operating results(2) .        267,805             257,222          10,583               4
  General and administrative........         18,123              13,166           4,957              38
  Interest..........................         93,093              87,827           5,266               6
  Depreciation and amortization.....        111,952             100,317          11,635              12
  Interest and other income.........           (733)             (2,541)         (1,808)            (71)
                                       ------------        ------------       ---------        --------
  Income from continuing operations
     before gain on sale of
     properties and minority
     interest.......................   $     45,370              58,453         (13,083)            (22)%
                                       ============        ============       =========        ========
  Discontinued operations, net of
     minority interest (3)..........   $     12,577              15,571          (2,994)            (19)%
                                       ============        ============       =========        ========

OTHER DATA:
  NUMBER OF PROPERTIES:
     Acquired during period.........              1                   5
     Completed and placed in service
       during period................             --                   1
     Disposed of during period......             (8)                 (3)
     Owned at end of period.........            129 (4)             136
  NET RENTABLE SQUARE FEET:
     Acquired during period.........            101                 803
     Completed and placed in service
       during period................             --                 287
     Disposed of during period......           (598)               (205)
     Owned at end of period.........         18,636 (4)          19,132

---------

(1) Variances for Revenue from Rental Operations and Property Operating Expenses are discussed as part of "Properties Owned for all of 2002 and 2003" below.

(2) Property Operating Results are discussed as part of "Variances for Revenue from Rental Operations and Property Operating Expenses" below.

(3)      Discontinued operations for 2002 and 2003 are discussed below.

(4) Excludes one development property containing approximately 283,000 net rentable square feet currently under lease-up.

         General and administrative expenses increased approximately $5.0 million, or 38%, in 2003 as compared to 2002. This increase was primarily due to employee compensation costs, including employee separation costs in the current year and non-cash compensation costs associated with annual restricted stock grants issued in 2003 as well as higher corporate governance costs in 2003.

         Interest expense increased approximately $5.3 million, or 6%, in 2003 as compared to 2002. This increase was primarily due to an increase in borrowings in the last half of 2002 for property acquisitions, lower interest capitalized in 2003 and costs associated with interest rate hedges entered into at the end of 2002 to fix approximately $175 million of floating rate debt. Capitalized interest in 2003 was lower as we ceased capitalizing interest on our 6100 Center Drive property in May 2003.

         Depreciation and amortization expense increased by approximately $11.6 million, or 12%, in 2003 as compared to 2002. The increase was primarily due to depreciation related to five properties acquired in August 2002, the placement in service of our 6080 Center Drive development property in the fourth quarter of 2002 and depreciation related to capital expenditures, tenant improvements and leasing commissions placed in service in 2002 and 2003.

         Interest and other income decreased by approximately $1.8 million, or 71%, in 2003 as compared to 2002, primarily due to the repayment by the borrower of a $13.5 million mortgage note receivable in the fourth quarter of 2002.

VARIANCES FOR REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

         The decrease in revenue from rental operations and increase in property operating expenses in 2003 as compared to 2002 was partially due to a 1.1% reduction in the average occupancy and the timing of lease termination settlements and other non-recurring items in our portfolio of 122 properties that we owned as part of continuing operations for all of 2002 and 2003.

         Following is a summary of the increase in revenue from rental operations and property operating expenses that relates to the 18 properties that were either sold, acquired or placed in service after January 1, 2002, and for the 122 non-development properties we owned for all of 2002 and 2003 (in thousands, except number of properties).

                                                                            NON-DEVELOPMENT
                                                       PROPERTIES SOLD,       PROPERTIES
                                                         ACQUIRED OR         OWNED FOR ALL
                                                       PLACED IN SERVICE           OF
                                    TOTAL VARIANCE     AFTER JANUARY 1,          2002 AND
                                          (1)                2002               2003(2)
                                    --------------    ------------------    ----------------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents.........       $  18,521          $     12,554         $    5,967
  Straight-line rents..........          (3,713)                 (119)            (3,594)
  Tenant reimbursements........           2,194                  (103)             2,297
  Parking, net of expense......           1,293                   370                923
  Other rental operations......           1,303                 1,762               (459)
                                      ---------          ------------         ----------
                                      $  19,598          $     14,464         $    5,134
                                      =========          ============         ==========
PROPERTY EXPENSES:
  Repairs and maintenance......           5,448                 1,861              3,587
  Utilities....................             165                    69                 96
  Real estate taxes............             864                 1,647               (783)
  Insurance....................             618                   234                384
  Ground rent..................              66                    --                 66
  Administrative...............           1,854                   275              1,579
                                      ---------          ------------         ----------
                                      $   9,015          $      4,086         $    4,929
                                      =========          ============         ==========
OTHER DATA:
  Number of properties.........                                    18                122
  Net rentable square feet.....                                 1,993             17,444

---------

(1) The components outlined above comprise our Property Operating Results. Property Operating Results is a non-GAAP measure of performance. Property Operating Results is used by investors and our management to evaluate and compare the performance of our office properties and to determine trends in earnings. Property Operating Results is also employed by investors as one of the components used to estimate the value of our properties. Property Operating Results is used for the purposes noted above because it is not affected by (1) the cost of funds of the property owner, (2) the impact of depreciation and amortization expense as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with Generally Accepted Accounting Principles, or GAAP or
         (3) general and administrative expenses and other specific costs such as permanent impairments to carrying costs. The cost of funds is eliminated from net income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital, which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our office properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased in value as a result of changes in overall economic conditions as well as the actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases and subsequent sales. General and administrative expenses and other owner specific costs such as impairment losses are eliminated because these costs are also in large part specific to the ownership structure and timing of purchases of the owner. We believe that eliminating these costs from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our office properties as well as trends in occupancy rates, rental rates and operating costs.

         However, the usefulness of Property Operating Results is limited because it excludes general and administrative costs, interest expense, interest income, depreciation and amortization expense and gains or losses from the sale of properties, changes in value in our real estate properties that result from use or permanent impairment to carrying costs as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Property Operating Results may fail to capture significant trends in these components of net income which further limits its usefulness.

         Property Operating Results is a measure of the operating performance of our office properties but does not measure our performance as a whole. Property Operating Results is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the components of net income that are eliminated in the calculation of Property Operating Results. Other companies may use different methods for calculating Property Operating Results or similarly entitled measures and, accordingly, our Property Operating Results may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

The following is a reconciliation of Property Operating Results to net income computed in accordance with GAAP (in thousands):

                                                                  Year Ended December 31,
                                                -----------------------------------------------------
                                                      2003               2002               2001
                                                -------------       -------------       -------------
Net Income...................................   $      58,509       $      70,175       $      97,759
Add:
   General and administrative expense.......           18,123              13,166              12,143
   Interest expense.........................           93,093              87,827              85,949
   Depreciation and amortization............          111,952             100,317              92,613
   Minority interest........................            5,375               5,816               7,046
Less:
   Interest and other income................             (733)             (2,541)             (2,939)
   Gain on sale of discontinued properties..           (5,937)                 --                  --
   Discontinued operations, net of minority                 7                   1                   0
   interest.................................           (12,57)             (15,57)             (15,72)
   Gain on sale of operating properties.....               --              (1,967)             (4,591)
                                                -------------       -------------       -------------
Property Operating Results..................    $     267,805       $     257,222       $     272,260
                                                =============       =============       =============

(2) The operating results for properties included in continuing and discontinued operations that were owned for all of 2002 and 2003 are discussed below.

DISCONTINUED OPERATIONS

         Financial Accounting Standards No. 144, (SFAS 144), requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. The table below summarizes the operating results of our thirteen properties classified as held for disposition as of December 31, 2003 as well as eight properties sold during 2003.

         The results of operations for the thirteen properties held for disposition as of December 31, 2003 and eight properties sold during 2003 for the years ended December 31, 2003 and 2002 are as follows (in thousands, except number of properties):

                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------                      PERCENT
                                             2003               2002            CHANGE       CHANGE
                                       ------------        ------------       ---------      -------
DISCONTINUED OPERATIONS:
    Revenues........................   $     33,805        $     41,979       $  (8,174)       (19)%
    Property operating expenses.....         11,683              14,199          (2,516)       (18)
                                       ------------        ------------       ---------        ---
                                             22,122              27,780          (5,658)       (20)
    Depreciation and amortization...          8,372              11,100          (2,728)       (25)
    Interest expense................            674                 689             (15)        (2)
    Minority interest...............            499                 420              79         19
                                       ------------        ------------       ---------        ---
    Discontinued operations, net of    $     12,577        $     15,571       $  (2,994)       (19)%
      minority interest.............
                                       ============        ============       =========        ===

OTHER DATA:
  Number of properties..............             21                  21
  Net rentable square feet..........          1,435               1,435

         The variances in operating results for the thirteen properties held for disposition as of December 31, 2003 included in discontinued operations above and which were owned for all of 2002 and 2003 are discussed as part of "Properties Owned for all of 2002 and 2003" immediately below.

PROPERTIES OWNED FOR ALL OF 2002 AND 2003

         Following is a comparison of property operating data for the 122 non-development properties we owned for all of 2002 and 2003 reported in continuing and discontinued operations (in thousands, except number of properties and percentages):

                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------        DOLLAR        PERCENT
                                           2003                2002            CHANGE        CHANGE
                                       ------------        ------------       ---------      -------
Revenue from rental operations......   $    391,960        $    386,826       $   5,134          1%
Property expenses...................        126,041             121,112           4,929          4
                                       ------------        ------------       ---------        ---
                                       $    265,919        $    265,714       $     205         --%
                                       ============        ============       =========        ===
Straight-line rents.................   $        721        $      4,315
                                       ============        ============
Number of properties................            122                 122
Average occupancy...................           90.2%               91.3%
Net rentable square feet............         17,444              17,444

         Revenue from rental operations for these properties increased by approximately $5.1 million, or 1.3%, in 2003 as compared to 2002. The increase was due to an approximate $6.0 million increase in scheduled cash rents, a $2.3 million increase in tenant reimbursements and a $923,000 increase in parking income, which were partially offset by an approximate $3.6 million decrease in straight line rents and a $459,000 decrease in other rental operations. The increase in scheduled cash rents was primarily attributable to scheduled rent bumps in existing leases that were partially offset by the 1.1% decrease in average occupancy for these properties. Tenant reimbursements increased primarily due to recovery billings for higher operating expenses in 2003 as discussed below. Parking income increased primarily due to an increase in demand for monthly parking in 2003 in some of our buildings. Straight-line rents decreased primarily due to the decline in occupancy and the scheduled reversal of straight-line rents for certain older leases. Other rental operations decreased primarily due to decreases in lease termination settlements in 2003.

         Property expenses for these properties increased by approximately $4.9 million, or 4.1%, in 2003 as compared to 2002. The increase was primarily due to an approximate $3.6 million increase in repairs and maintenance, a $1.6 million increase in property administrative expenses and a $384,000 increase in insurance expense, partially offset by a $783,000 decrease in real estate taxes. The increase in repairs and maintenance expense was primarily due to higher contractual costs for janitorial and other contract services as well as the timing of certain projects. The increase in property administrative expense was primarily due to higher employee compensation costs, higher property legal expenses and costs associated with training programs implemented in 2003. The increase in insurance expense was due to increases in industry-wide rates and premiums related to a $100 million terrorism insurance policy entered into in the second quarter of 2002. Real estate taxes decreased due to the timing of final reassessments of some properties in 2002.

              COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE
                          YEAR ENDED DECEMBER 31, 2001
           (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)


                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------                      PERCENT
                                           2002                2001            CHANGE(1)     CHANGE
                                       ------------        ------------       ---------      -------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents...............  $    320,505        $    315,969       $   4,536          1%
  Straight-line rents................         4,629               8,539          (3,910)       (46)
  Tenant reimbursements..............        21,161              20,596             565          3
  Parking, net of expense............        20,343              20,722            (379)        (2)
  Other rental operations............         7,603              16,855          (9,252)       (55)
                                       ------------        ------------       ---------        ---
     Total revenue from rental
      operations.....................       374,241             382,681          (8,440)        (2)
                                       ============        ============       =========        ===

PROPERTY EXPENSES:
  Repairs and maintenance............        35,294              33,018           2,276          7
  Utilities..........................        32,338              30,657           1,681          5
  Real estate taxes..................        27,290              27,067             223          1
  Insurance..........................         7,291               5,141           2,150         42
  Ground rent........................           895               1,884            (989)       (52)
  Administrative.....................        13,911              12,654           1,257         10
                                       ------------        ------------       ---------        ---
     Total property expenses.........       117,019             110,421           6,598          6
                                       ------------        ------------       ---------        ---
     Property operating results(2)...       257,222             272,260         (15,038)        (6)
  General and administrative.........        13,166              12,143           1,023          8
  Interest...........................        87,827              85,949           1,878          2
  Depreciation and amortization......       100,317              92,613           7,704          8
  Interest and other income..........        (2,541)             (2,939)           (398)       (14)
                                       ------------        ------------       ---------        ---
  Income from continuing operations
     before gain on sale of
     properties and minority
     interest........................  $     58,453        $     84,494       $ (26,041)       (31)%
                                       ============        ============       =========        ===
  Discontinued operations, net of
     minority interest (3)...........  $     15,571        $     15,720       $    (149)        (1)%
                                       ============        ============       =========        ===

OTHER DATA:
  NUMBER OF PROPERTIES:
     Acquired during period..........             5                  --
     Completed and placed in service              1
       during period.................                                 1
     Disposed of during period.......            (3)                (10)
     Owned at end of period..........           136(4)              133
  NET RENTABLE SQUARE FEET:
     Acquired during period..........           803                  --
     Completed and placed in service
       during period.................           287                 162
     Disposed of during period.......          (205)               (573)
     Owned at end of period..........        19,132(4)           18,247

---------

(1) Variances for Revenues from Rental Operations and Property Operating Expenses are discussed as part of "Properties Owned for all of 2001 and 2002" below.

(2) Property Operating Results are discussed as part of "Variance for Revenue from Rental Operations and Property Operating Expenses" below.

(3)      Discontinued operations for 2001 and 2002 are discussed below.

(4) Excludes one development property containing approximately 283,000 net rentable square feet under lease-up.

         General and administrative expenses increased approximately $1.0 million or, 8%, in 2002 as compared to 2001. This increase was primarily due to employee separation costs and higher external legal and accounting costs in 2002.

         Interest expense increased approximately $1.9 million, or 2%, in 2002 as compared to 2001. This increase was primarily due to an increase in borrowings in 2002 for property acquisitions and lower interest capitalized in 2002. Capitalized interest in 2002 was lower as we ceased capitalizing interest on our 6080 Center Drive in May 2002. The increase in interest expense was partially offset by lower effective interest rates in 2002.

         Depreciation and amortization expense increased by approximately $7.7 million, or 8%, in 2002 as compared to 2001. The increase was primarily due to depreciation related to two newly developed properties placed in service since the fourth quarter of 2001, five properties acquired during 2002 and depreciation expense recorded in 2002 related to properties previously held for sale in 2001 for which no depreciation expense was recorded in 2001 while classified as held for sale.

         Interest and other income decreased by approximately $398,000, or 14%, in 2002 as compared to 2001, primarily due to lower interest income earned in 2002 from our restricted cash balances required by mortgage loans on lower effective interest rates in 2002. The decrease in interest income was partially offset by the early repayment of our mortgage notes receivable in October 2002 which resulted in approximately $375,000 higher net interest income from these notes.

VARIANCES FOR REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

         The increase in revenue from rental operations and property operating expenses in 2002 as compared to 2001 was primarily due to a 2.2% reduction in the average occupancy and the timing of lease termination settlements and other non-recurring items in our portfolio of 128 properties that we owned as part of continuing operations for all of 2002.

         Following is a summary of the increase in revenue from rental operations and property operating expenses that relates to the 20 properties that were either sold, acquired or placed in service after January 1, 2001 and for the 128 non-development properties we owned as part of continuing operations for all of 2001 and 2002 (in thousands, except number of properties):

                                                         PROPERTIES SOLD,
                                                       ACQUIRED, PLACED IN       NON-DEVELOPMENT
                                                         SERVICE OR UNDER       PROPERTIES OWNED
                                         TOTAL          DEVELOPMENT AFTER        FOR ALL OF 2001
                                      VARIANCE(1)        JANUARY 1, 2001           AND 2002(2)
                                     --------------    -------------------      ----------------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents.........         $   4,536          $   2,805               $   1,731
  Straight-line rents..........            (3,910)               752                  (4,662)
  Tenant reimbursements........               565                 94                     471
  Parking, net of expense......              (379)                11                    (390)
  Other rental operations......            (9,252)            (2,409)                 (6,843)
                                        ---------          ---------               ---------
                                        $  (8,440)         $   1,253               $  (9,693)
                                        =========          =========               =========
PROPERTY EXPENSES:
  Repairs and maintenance......         $   2,276          $     554               $   1,722
  Utilities....................             1,681                 64                   1,617
  Real estate taxes............               223                626                    (403)
  Insurance....................             2,150               (131)                  2,281
  Ground rent..................              (989)                --                    (989)
  Administrative...............             1,257                546                     711
                                        ---------          ---------               ---------
                                        $   6,598           $  1,659               $   4,939
                                        =========          =========               =========
OTHER DATA:
  Number of properties.........                                   20                     129
  Net rentable square feet.....                                2,030                  17,880

---------

(1) The components outlined above comprise our Property Operating Results. Property Operating Results is a non-GAAP measure of performance. Property Operating Results is used by investors and our management to evaluate and compare the performance of our office properties and to determine trends in earnings. Property Operating Results is also employed by investors as one of the components used to estimate the value of our properties. Property Operating Results is used for the purposes noted above because it is not affected by (1) the cost of funds of the property owner, (2) the impact of depreciation and amortization expense as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with Generally Accepted Accounting Principles, or GAAP or
         (3) general and administrative expenses and other specific costs such as permanent impairments to carrying costs. The cost of funds is eliminated from net income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital, which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our office properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased in value as a result of changes in overall economic conditions as well as the actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases and subsequent sales. General and administrative expenses and other owner specific costs such as impairment losses are eliminated because these costs are also in large part specific to the ownership structure and timing of purchases of the owner. We believe that eliminating these costs from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our office properties as well as trends in occupancy rates, rental rates and operating costs.

         However, the usefulness of Property Operating Results is limited because it excludes general and administrative costs, interest expense, interest income, depreciation and amortization expense and gains or losses from the sale of properties, changes in value in our real estate properties that result from use or permanent impairment to carrying costs as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Property Operating Results may fail to capture significant trends in these components of net income which further limits its usefulness.

         Property Operating Results is a measure of the operating performance of our office properties but does not measure our performance as a whole. Property Operating Results is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the components of net income that are eliminated in the calculation of Property Operating Results. Other companies may use different methods for calculating Property Operating Results or similarly entitled measures and, accordingly, our Property Operating Results may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

         The following is a reconciliation of Property Operating Results to net income computed in accordance with GAAP (in thousands):

                                                                Year Ended December 31,
                                                ----------------------------------------------------
                                                     2002               2001                2000
                                                -------------       ------------        ------------
Net Income..................................    $      70,175       $     97,759        $     96,710
Add:
   General and administrative expense.......           13,166             12,143               9,336
   Interest expense.........................           87,827             85,949              78,495
   Depreciation and amortization............          100,317             92,613              78,672
   Minority interest........................            5,816              7,046               7,158
Less:
   Interest and other income................           (2,541)            (2,939)             (3,523)
   Discontinued operations, net of minority
   interest.................................          (15,571)           (15,720)            (13,366)
   Gain on sale of operating properties.....           (1,967)            (4,591)             (2,132)
                                                -------------       ------------        ------------
Property Operating Results..................    $     257,222       $    272,260        $    251,350
                                                =============       ============        ============

(2) The operating results for properties included in continuing and discontinued operations that were owned for all of 2001 and 2002 are discussed below.

DISCONTINUED OPERATIONS

         SFAS 144, effective January 1, 2002, requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. The table below summarizes the operating results of thirteen properties classified as held for disposition as of December 31, 2003 as well as eight properties sold during 2003.

         The results of operations for the thirteen properties classified as held for disposition as of December 31, 2003 and eight properties sold during 2003 for the years ended December 31, 2002 and 2001 are as follows (in thousands, except number of properties):

                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------                       PERCENT
                                           2002                2001             CHANGE        CHANGE
                                       ------------        ------------       ----------      ------
DISCONTINUED OPERATIONS:
    Revenues........................   $     41,979        $     35,846       $   6,133          17%
    Property operating expenses.....         14,199              12,155           2,044          17
                                       ------------        ------------       ---------        ----
                                             27,780              23,691           4,089          17
    Depreciation and amortization...         11,100               9,206           1,894          21
    Interest expense................            689              (1,754)          2,443         139
    Minority interest...............            420                 519             (99)        (19)
                                       ------------        ------------       ---------        ----
    Discontinued operations, net of
      minority interest.............   $     15,571        $     15,720       $    (149)         (1)%
                                       ============        ============       =========        ====

OTHER DATA:
  Number of properties..............             21                  21
  Net rentable square feet..........          1,435               1,435

The variances in operating results for the thirteen properties held for disposition as of December 31, 2003 included in discontinued operations above and which were owned for all of 2001 and 2002 are discussed as part of "Properties Owned for all of 2001 and 2002" immediately below.

PROPERTIES OWNED FOR ALL OF 2001 AND 2002

         Following is a comparison of property operating data for the 129 non-renovation/non-development properties we owned for all of 2001 and 2002 reported in continuing and discontinued operations (in thousands, except number of properties and percentages):

                                            YEAR ENDED DECEMBER 31,
                                       --------------------------------        DOLLAR        PERCENT
                                           2002                2001            CHANGE        CHANGE
                                       ------------        ------------       ----------     ------
Revenue from rental operations......   $    391,893        $    401,586       $  (9,693)        (2)%
Property expenses...................        123,700             118,761           4,939          4
                                       ------------        ------------       ---------        ---
                                            268,193        $    282,825       $ (14,632)        (5)%
                                       ============        ============       =========        ===
Straight-line rents.................          3,412        $      8,074
                                       ============        ============
Number of properties................            129                 129
Average occupancy...................           91.1%               93.3%
Net rentable square feet............         17,880              17,880

         Revenue from rental operations for these properties decreased by approximately $9.7 million, or 2%, in 2002 as compared to 2001. The decrease was due to a $6.8 million decrease in revenue from other rental operations, a $4.7 million decrease in straight-line rents and a $390,000 decrease in parking income that was partially offset by an approximate $1.7 million increase in scheduled cash rents and a $471,000 increase in tenant reimbursements. The decrease in revenue from other rental operations was primarily attributable to decreases in lease termination settlements in 2002, while straight-line rents decreased primarily due to the turning over of straight-line rents for older leases. Parking income decreased due to the 2.2% decline in average occupancy. Scheduled cash rents increased primarily due to scheduled rent increases and rental rate growth attained on new and renewed leases which were partially offset by the decline in average occupancy. Tenant reimbursements increased primarily due to recovery billings for higher operating expenses in 2002 as discussed below.

         Property expenses for these properties increased by approximately $4.9 million, or 4%, in 2002 as compared to 2001. The increase was primarily due to a $2.3 million increase in insurance expense in 2002, a $1.7 million increase in repairs and maintenance and a $1.6 million increase in utility expenses which were partially offset by a $989,000 decrease in ground rent expense. The increase in insurance expense was due to increases in industry-wide rates in 2002 and premiums related to a $100 million terrorism insurance policy entered into in the second quarter of 2002. Repairs and maintenance expense increased in 2002 primarily due to higher janitorial costs while utility costs increased due to rate increases enacted in May 2001. Ground rent expense decreased in 2002 due to lower operating income from one of our properties with a participating ground lease.

LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOWS

         Cash provided by operating activities decreased by approximately $18.4 million to $181.5 million in 2003 as compared to $199.9 million in 2002. This decrease was primarily due to the loss of operating cash flows on eleven properties sold since the beginning of 2002 as part of our capital recycling program, which have been only partially offset by the increased cash flows on five properties acquired in the third quarter of 2002 and cash flows for one development property placed in service subsequent to January 1, 2002. In addition, in 2002, as a result of collection efforts implemented, we reduced our outstanding trade receivables by approximately $6.8 million.

         Cash used in investing activities decreased by approximately $192.6 million to $20.4 million in 2003 as compared to $213.0 million in 2002. The decrease was primarily due to the acquisition of five properties for approximately $135 million in the third quarter of 2002 and the sale of eight properties in 2003 for approximately $91.0 million in net proceeds. In 2002, we sold three properties for approximately $24.3 million in net proceeds.

         Cash used in financing activities increased by approximately $140.6 million to an outflow of $160.5 million in 2003 as compared to an outflow of $19.9 million in 2002. This increase was primarily due to the proceeds from our term loan in the third quarter of 2002 and higher net repayments in 2003 on our unsecured lines of credit from proceeds generated from our capital recycling program.

     CASH BALANCES AND AVAILABLE BORROWINGS

         As of December 31, 2003, we had approximately $24.4 million in cash and cash equivalents, including $19.7 million in restricted cash. Restricted cash consisted of $13.7 million in interest bearing cash deposits required by five of our mortgage loans and $6.0 million in cash impound accounts for real estate taxes and insurance as required by several of our mortgage loans.

         Through our Operating Partnership, we have access to a total of $330 million under two unsecured lines of credit. As of December 31, 2003, $161 million was outstanding and $169 million was available under these unsecured lines of credit.

     CAPITAL RECYCLING PROGRAM

         We have a capital recycling program under which we evaluate our existing portfolio of properties and current market opportunities to determine if the sale or purchase of properties would improve the overall quality or return on invested capital of our existing portfolio of properties. Proceeds from sales of properties may be used to pay down our borrowings until we identify attractive properties to purchase. During 2003 we sold eight properties totaling approximately 598,000 square feet for approximately $93.5 million in gross sales proceeds. We used the net proceeds from these dispositions to reduce the outstanding balance on our Operating Partnership's Wells Fargo unsecured line of credit. In December 2003 we acquired one office property consisting of 101,433 square feet for approximately $23.4 million.

     DEBT SUMMARY

         Following is a summary of scheduled principal payments for our total outstanding indebtedness as of December 31, 2003 (in thousands):

  Year                                                              Amount
---------                                                        ------------
   2004........................................................  $    184,466
   2005........................................................       207,470
   2006........................................................       297,859(1)
   2007........................................................       158,961
   2008........................................................       230,985
   2009........................................................       112,550
   2010........................................................       150,565
   2011........................................................           710
   2012........................................................           768
   2013........................................................           845
   Thereafter..................................................         4,602
                                                                 ------------
     Total.....................................................  $  1,349,781
                                                                 ============

---------

(1) Includes $158 million outstanding on the Wells Fargo unsecured line of credit.

     Following is other information related to our indebtedness as of December 31, 2003 (in thousands, except percentage and interest rate data):

      UNSECURED AND SECURED DEBT:

                                                                                                    WEIGHTED
                                                                                                     AVERAGE
                                                                  BALANCE           PERCENT       INTEREST RATE (1)
                                                                -----------       -----------     -----------------
                                                                  (000's)
Unsecured Debt ..........................................       $   784,952                58%              6.58%
Secured Debt ............................................           564,829                42               7.37
                                                                -----------       -----------        -----------
Total Debt ..............................................       $ 1,349,781               100%              6.91%
                                                                ===========       ===========        ===========

      FLOATING AND FIXED RATE DEBT:

                                                                                                 WEIGHTED
                                                                                                 AVERAGE
                                                                BALANCE         PERCENT     INTEREST RATE (1)
                                                               ----------      ----------   -----------------
                                                                (000's)
Floating Rate Debt(2) ...................................      $  211,000              16%            3.93%
Fixed Debt(3) ...........................................       1,138,781              84             7.46
                                                               ----------      ----------       ----------
Total Debt ..............................................      $1,349,781             100%            6.91%
                                                               ==========      ==========       ==========

----------

(1)   Includes amortization of prepaid financing costs.

(2) Includes $100 million of fixed rate debt that has been converted to floating rate through interest rate hedge agreements.

(3) Includes $175 million of floating rate debt that has been fixed through interest rate hedge agreements.

      CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE AND COMPLIANCE WITH PRINCIPAL FINANCIAL COVENANTS

         Consolidated Income Available for Debt Service is a non-GAAP measurement of our performance and liquidity. Consolidated Income Available for Debt Service is presented below because this data is used by investors and our management as a supplemental measure to (a) evaluate our operating performance and compare it to other real estate companies, (b) determine trends in earnings,
(c) determine our ability to service debt and (d) determine our ability to fund future capital expenditure requirements. As discussed more fully below, Consolidated Income Available for Debt Service is also used in several financial covenants we are required to satisfy each quarter under the terms of our principal debt agreements.

         Consolidated Income Available for Debt Service permits investors and management to view income from our operations on an unleveraged basis before the effects of non-cash depreciation and amortization expense. By excluding interest expense, Consolidated Income Available for Debt Service measures our operating performance independent of our capital structure and indebtedness and, therefore, allows for a more meaningful comparison of our operating performance between quarters as well as annual periods and to compare our operating performance to that of other companies, and to more readily identify and evaluate trends in earnings.

         The usefulness of Consolidated Income Available for Debt Service is limited because it does not reflect interest expense, taxes, gains or losses on sales of property, losses on valuations of derivatives, asset impairment losses, cumulative effect of a change in accounting principle, extraordinary items as defined by GAAP and depreciation and amortization costs. These costs have been or may in the future be incurred by us, each of which affects or could effect our operating performance and ability to finance our investments at competitive borrowing costs, successfully maintain our REIT status, and acquire and dispose of real estate properties at favorable prices to us. Some of these costs also reflect changes in value in our properties that result from use or changes in market conditions and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Due to the significance of the net income components excluded from Consolidated Income Available for Debt Service, this measure should not be considered an alternative to (and should be considered in conjunction with) net income, cash flow from operations, and other performance or liquidity measures prescribed by GAAP. This measure should also be analyzed in conjunction with discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the items eliminated in the calculation of Consolidated Income Available for Debt Service.

         The reader is cautioned that Consolidated Income Available for Debt Service, as calculated by us, may not be comparable to similar measures reported by other companies (under names such as or similar to Consolidated Income Available for Debt Service, EBITDA or adjusted EBITDA) that do not define this measure exactly the same as we do.

         We calculate Consolidated Income Available for Debt Service as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------------------
                                                                  2003          2002        2001         2000            1999
                                                                ---------   ----------    ---------    ----------      ----------
Net cash provided by operating activities...................    $ 181,482   $  199,922    $ 204,667    $  192,152      $ 170,354
 Add:
    Interest expense........................................       93,093       87,827       85,949        78,495         60,135
    Interest expense from discontinued operations...........          674          689       (1,754)          (89)           104
    Gain on repayment on mortgage note receivable...........           --          750           --            --             --
 Less:
    Amortization of loan costs and fees.....................       (3,972)      (3,807)      (3,568)       (3,568)        (2,868)
    Amortization of deferred compensation...................       (2,251)      (1,199)      (1,938)         (586)            --
 Changes in operating assets and liabilities:
    Rent and other receivables..............................          771       (6,768)      (3,775)        1,080          2,279
    Deferred rent...........................................          557        4,657        7,401         7,656          6,928
    Prepaid financing costs, expenses and other assets......        1,494        2,997        4,366         7,480          1,456
    Accounts payable and accrued expenses...................        2,365       (9,729)      (4,388)      (11,359)         (4,250)
    Security deposits.......................................       (1,676)        (962)        (213)       (3,397)         (2,140)
                                                                ---------   ----------    ---------    ----------      ----------
 Consolidated Income Available for Debt Service.............    $ 272,537      274,377    $ 286,747    $  267,864      $  231,998
                                                                =========   ==========    =========    ==========      ==========

                                                                      YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------------
                                                       2003        2002        2001         2000         1999
                                                    ---------    --------    ---------    ---------    --------
Net Income .......................................  $  58,509      70,175    $  97,759    $  96,710    $ 96,626
Add:
   Interest expense ..............................     93,093      87,827       85,949       78,495      60,135
   Interest expense from discontinued operations          674         689       (1,754)         (89)        104
   Depreciation and amortization .................    111,952     100,317       92,613       78,672      63,858
   Minority interest .............................      5,375       5,816        7,046        7,158       4,726
   Minority interest from discontinued operations.        499         420          519          455         570
   Depreciation from discontinued operations .....      8,372      11,100        9,206        8,595       5,979
Less:

   Gain on sale of discontinued properties .......     (5,937)         --           --           --          --

   Gain on sale of operating properties ..........         --      (1,967)      (4,591)      (2,132)         --
                                                    ---------    --------    ---------    ---------    --------
Consolidated Income Available for Debt Service ...  $ 272,537     274,377    $ 286,747    $ 267,864    $231,998
                                                    =========    ========    =========    =========    ========

         Consolidated Income Available for Debt Service is also presented because it is used in ratios contained in the principal financial covenants of the Indenture governing our publicly traded senior unsecured notes and our Credit Agreement with a syndicate of banks led by Wells Fargo. As of December 31, 2003, our senior unsecured notes represented 37% of our total outstanding debt and amounts outstanding under our Wells Fargo unsecured line of credit represented 12% of our total outstanding debt. The Consolidated Income Available for Debt Service ratios and the other ratios reported below are part of financial covenants we are required to satisfy each fiscal quarter. We believe information about these ratios is useful to (1) confirm that we are in compliance with the financial covenants of our principal loan agreements, (2) evaluate our ability to service our debt, (3) evaluate our ability to fund future capital expenditures, and (4) compare our ratios to other real estate companies, including other REITs, that present the same ratios.

         If we were to fail to satisfy these financial covenants, we would be in default under the terms of the Indenture for the senior unsecured notes and/or the Wells Fargo Credit Agreement. A default under those agreements could accelerate the obligation to repay such debt and could cause us to be in default under our other debt agreements. Depending on the circumstances surrounding such acceleration, we might not be able to repay the debt on terms that are favorable to us, or at all, which could have a material adverse affect on our financial condition and our ability to raise capital in the future.

         The reader is cautioned that these ratios, as calculated by us, may not be comparable to similarly entitled ratios reported by other companies that do not calculate these ratios exactly the same as we do. These ratios should not be considered as alternatives to the ratio of earnings to fixed charges.

         The following table summarizes the principal ratios contained in the financial covenants of our senior unsecured notes and Wells Fargo unsecured line of credit as of December 31, 2003 (in thousands, except percentage and covenant ratio data):

Net investment in real estate................................................          $ 2,646,699
Cash and cash equivalents....................................................                4,707
Restricted cash..............................................................               19,694
Accumulated depreciation and amortization(1).................................              456,432
                                                                                       -----------
Total Assets.................................................................          $ 3,127,532
                                                                                       ===========

Total unencumbered assets....................................................          $ 1,793,226
                                                                                       ===========

Mortgage loans payable(2)....................................................          $   564,829
Unsecured lines of credit....................................................              161,000
Unsecured term loan..........................................................              125,000
Unsecured senior notes, net of discount......................................              498,952
                                                                                       -----------
Total Outstanding Debt.......................................................          $ 1,349,781
                                                                                       ===========

Consolidated Income Available for Debt Service...............................          $   272,537
                                                                                       ===========

Interest incurred(3) ........................................................          $    96,263
Loan fee amortization(3).....................................................               (3,589)
                                                                                       -----------
Debt Service(3)..............................................................          $    92,674
                                                                                       ===========

COVENANT RATIOS                                                                                  TEST                       ACTUAL
------------------------------------------------------------------------------------        -----------------              -------
Ratio of Consolidated Income Available for Debt Service  to Debt Service............        Greater than 1.5                 2.9
Ratio of Consolidated Income Available for Debt Service to interest expense.........        Greater than 2.0                 3.0
Ratio of Consolidated Income Available for Debt Service to fixed charges (4)........        Greater than 1.75                2.2
Total Outstanding Debt/Total Assets.................................................        Less than 60%                     43%
Secured Debt/Total Assets...........................................................        Less than 40%                     18%
Unencumbered Assets/Unsecured Debt..................................................        Greater than 150%                228%

----------

(1) Includes accumulated depreciation related to a property currently held for disposition.

(2) Represents 10 secured loans that are secured by 71 properties in our portfolio.

(3) Represents amounts for the most recent four consecutive quarters. Loan fee amortization excludes discount amortization on senior unsecured notes.

(4) Fixed charges consist of interest costs, whether expensed or capitalized, principal payments on all debt, an amount equal to $0.3125 per quarter multiplied by the weighted average gross leaseable square feet of the portfolio at the end of the period and preferred unit distributions.

      Total interest incurred and the amount capitalized was as follows (unaudited and in thousands):

                                                                             YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                     2003              2002             2001
                                                                   --------         ---------         ---------
Total interest incurred(1)....................................     $ 96,263         $  94,162         $  93,290
Amount capitalized............................................       (2,496)           (5,646)           (9,095)(2)
                                                                   --------         ---------         ---------
Amount expensed(1)............................................     $ 93,767         $  88,516         $  84,195
                                                                   ========         =========         =========

----------

(1) Includes interest expense for a property classified as part of discontinued operations.

(2) Includes approximately $2.5 million of interest capitalized on an office property that was classified as part of discontinued operations for the year ended December 31, 2001.

FUTURE CAPITAL RESOURCES

         We may sell assets over the next twelve to twenty-four months. Due to market conditions beyond our control, it is difficult to predict the actual period and amount of these asset sales. Also depending on market conditions, at the time any such sales proceeds are realized, we expect to place such amounts into investments that we believe will generate higher long-term value, which may include development or redevelopment of office buildings, acquisitions of existing buildings or repurchases of our common stock. In addition, we expect to use a portion of any proceeds to pay down portions of our debt in order to maintain our conservative leverage and coverage ratios.

         We expect to continue meeting our short-term liquidity and capital requirements generally through net cash provided by operating activities, proceeds from our lines of credit or from asset sales. We believe that the net cash provided by operating activities will continue to be sufficient to pay any distributions necessary to enable us to continue qualifying as a REIT. We also believe the foregoing sources of liquidity will be sufficient to fund our short-term liquidity needs over the next twelve months, including recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.

         We expect to meet our long-term liquidity and capital requirements such as scheduled principal repayments, development costs, property acquisitions, if any, and other non-recurring capital expenditures through net cash provided by operations, refinancing of existing indebtedness, proceeds from asset sales and/or the issuance of long-term debt and equity securities.

         Recurring non-revenue enhancing capital expenditures represent building improvements and leasing costs required to maintain current revenue. Recurring capital expenditures do not include immediate building improvements that were taken into consideration when underwriting the purchase of a building or which are being incurred to bring a building up to our operating standards or to reach stabilization. We consider a property to be stabilized when the property is at least 95% leased. Recurring capital expenditures consist primarily of replacement components such as new elevators, roof replacements and upgrade requirements required by new safety codes such as new fire-life-emergency systems.

         Non-recurring capital expenditures represent improvement costs incurred to improve a property to our operating standards or reach stabilization. These costs are normally taken into consideration during the underwriting process for a given property's acquisition. Non-recurring capital expenditures include improvements such as new building expansion and some renovation costs.

         We capitalize both recurring capital expenditures and non-recurring capital expenditures due to the probable benefit derived in future years from both non-recurring as well as recurring capital expenditures.

      CONTRACTUAL OBLIGATIONS

         As of December 21, 2003, we were subject to certain contractual payment obligations as described in the table below.

                                                                    PAYMENTS DUE BY PERIOD
                                  -----------------------------------------------------------------------------------------
                                    TOTAL          2004         2005         2006         2007         2008      THEREAFTER
                                  ----------     --------     --------     --------     --------     --------    ----------
                                                                       (IN THOUSANDS)
Contractual Obligations:
Long-term debt
   Mortgage debt                  $  564,829     $181,850     $  7,776     $ 15,140     $  8,710     $231,109     $120,244
   Unsecured senior notes            500,270           --      199,974           --      150,376           --      149,920
   Unsecured term loan               125,000           --           --      125,000           --           --           --
Unsecured line of credit             161,000        3,000           --      158,000           --           --
Ground leases                        120,092        1,785        1,815        1,840        1,865        1,865      110,922
Capital commitments                    9,089        9,089           --           --           --           --           --
                                  ----------     --------     --------     --------     --------     --------     --------
Total Contractual Obligations     $1,480,280     $195,724     $209,565     $299,980     $160,951     $232,974     $381,086
                                  ==========     ========     ========     ========     ========     ========     ========

FUNDS FROM OPERATIONS

         The following table reflects the calculation of our funds from operations for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 (in thousands, except percentages):

                                                                                    YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------------
                                                               2003          2002           2001            2000            1999
                                                             ---------    ---------       ---------       ---------       ---------
                                                                        (IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)
FUNDS FROM OPERATIONS (1):
   Net income ..........................................     $  58,509    $  70,175       $  97,759       $  96,710       $  96,626
   Depreciation and minority interest from discontinued
      operations .......................................         8,871       11,520           9,725           9,050           6,549
   Gain on sale of discontinued properties .............        (5,937)          --              --              --              --
   Depreciation and amortization .......................       111,952      100,317          92,613          78,672          63,858
   Gain on sale of operating properties ................            --       (1,967)         (4,591)         (2,132)             --
   Minority interest ...................................         5,375        5,816           7,046           7,158           4,726
   Income allocated to Preferred Operating
      Partnership Units ................................        (4,312)      (4,312)         (4,312)         (4,312)         (1,354)
                                                             ---------    ---------       ---------       ---------       ---------
FUNDS FROM OPERATIONS (2) ..............................       174,458      181,549         198,240         185,146         170,405

Arden Realty's percentage share (3) ....................          97.4%        97.3%           96.8%           96.7%           96.2%
                                                             ---------    ---------       ---------       ---------       ---------
Arden Realty's share of Funds from Operations ..........     $ 169,922    $ 176,647       $ 191,896       $ 179,036       $ 163,930
                                                             =========    =========       =========       =========       =========

Weighted average common shares and operating partnership
   units outstanding - Diluted .........................        65,513       66,098          66,132          65,759          65,566
                                                             =========    =========       =========       =========       =========

----------

(1) We believe that funds from operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002. The White Paper defines FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

      We believe that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and the extraordinary items as defined by GAAP, provides an additional perspective on our operating results. However, because these excluded items have a real economic effect, FFO is a limited measure of performance.

      FFO captures trends in occupancy rates, rental rates and operating costs. FFO excludes depreciation and amortization costs and it does not capture the changes in value in our properties that result from use or changes in market conditions or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Therefore, its ability to measure performance is limited.

      Because FFO excludes significant economic components of net income determined in accordance with GAAP, FFO should be used as an adjunct to net income and not as an alternative to net income. FFO should also not be used as an indicator of our financial performance, or as a substitute for cash flow from operating activities determined in accordance with GAAP or as a measure of our liquidity. FFO is not by itself indicative of funds available to fund our cash needs, including our ability to pay dividends or service our debt. Therefore, FFO only provides investors with an additional performance measure that when combined with measures computed in accordance with GAAP such as net income, cash flow from operating activities, investing activities and financing activities provides investors with an indication of our ability to service debt and to fund acquisitions and other expenditures.

      FFO is used by investors to compare our performance with other REITs. Other REITs may use different methods for calculating FFO and, accordingly, our FFO may not be comparable to other REITs.

(2) Includes approximately $2.3 million, $1.2 million, $1.9 million and $586,000 in non-cash compensation expense for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

(3) Represents Arden Realty's weighted average ownership percentage during the respective twelve month period.

CURRENT ECONOMIC CLIMATE

         Our short and long-term liquidity, ability to refinance existing indebtedness, ability to issue long-term debt and equity securities at favorable rates and our dividend policy are significantly impacted by the operating results of our properties, all of which are located in Southern California. Our ability to lease available space and increase rates when leases expire is largely dependent on the demand for office space in the markets where our properties are located. We believe current uncertainty over the national and Southern California economic environment is exerting downward pressures on the demand for Southern California commercial office space. We are expecting continued downward pressures on occupancy and rental rates and upward pressures on leasing costs due to several factors, including, among others, the following:

         - Non-farm job growth in Southern California, which we believe to be a leading indicator of office demand, was negative in 2003 and is largely dependent on improved economic activity;

         - Rental rates decreased in 2003 and are expected to decrease further in 2004 due to the state of the local economy and competition from other office landlords;

         - Tenant concessions for new and renewal leases increased in some submarkets in 2003 and are expected to further increase in 2004 due to competition from other office landlords;

         - Some tenants are under-utilizing their existing space and can therefore expand internally before they need new space;

         - Sublease space is impacting vacancy and rental rates in some submarkets; and

         -        Over-building has increased vacancy rates in some submarkets.

         Although these factors were present during 2003, the occupancy of our portfolio increased 0.3% from 90.1% as of December 31, 2002 to 90.4% as of December 31, 2003.

         According to published reports, overall market rental rates in Southern California declined 1% to 2% during 2003. Given the current trends, including the expected continued occupancy pressures and more aggressive pricing from competing landlords and sublease space, we expect market rates may decline by up to an additional 2% in 2004. Concessions also rose during 2003. As occupancy pressures continue, we expect concessions in either free rent or higher tenant improvement allowances to continue until vacancies decline to a level where landlords regain pricing power.

            The timing and extent of future changes in the national and local economy and their effects on our properties and results of operations are difficult to accurately predict. It is possible, however, that these national and regional issues may more directly affect us and our operating results in the future, making it more difficult for us to lease and renew available space, to increase or maintain rental rates as leases expire and to collect amounts due from our tenants. For additional information, see "Risk Factors - Further declines in the economic activity of Southern California will adversely affect our operating results," " - The financial condition and solvency of our tenants may reduce our cash flow," and "- Rising energy costs and power outages in California may have an adverse effect on our operations and revenue."

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See financial statements commencing on page F-1.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) FINANCIAL STATEMENTS

         See financial statements commencing on page F-1.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Arden Realty, Inc.

         We have audited the accompanying consolidated balance sheets of Arden Realty, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of Arden Realty, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arden Realty, Inc. at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

         As discussed in Note 3 to the financial statements, on January 1, 2002, Arden Realty, Inc. adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Los Angeles, California                /s/ ERNST & YOUNG LLP
February 3, 2004,
except for Notes 3 and 9,
as to which the date is
February 21, 2005

                               ARDEN REALTY, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                               DECEMBER 31,
                                                                                                       ----------------------------
                                                                                                          2003            2002
                                                                                                       -----------      -----------
ASSETS
Investment in real estate:
    Land .........................................................................................     $   438,342      $   436,383
    Buildings and improvements ...................................................................       2,029,276        2,002,828
    Tenant improvements and leasing commissions ..................................................         329,285          299,856
                                                                                                       -----------      -----------
                                                                                                         2,796,903        2,739,067
    Less:  accumulated depreciation and amortization .............................................        (432,814)        (357,301)
                                                                                                       -----------      -----------
                                                                                                         2,364,089        2,381,766
    Properties under development .................................................................          75,627           65,296
    Land available for development ...............................................................          23,723           23,731
    Properties held for disposition, net .........................................................         183,260          270,831
                                                                                                       -----------      -----------
       Net investment in real estate .............................................................       2,646,699        2,741,624

Cash and cash equivalents ........................................................................           4,707            4,063
Restricted cash ..................................................................................          19,694           20,498
Rent and other receivables, net of allowance of $4,041 and $4,001 at
    December 31, 2003 and 2002, respectively .....................................................           3,688            2,917
Deferred rent, net of allowance of $2,216 and $1,627 at December 31,
     2003 and 2002, respectively .................................................................          44,203           43,646
Prepaid financing costs, expenses and other assets, net of accumulated amortization of $13,781 and
    $10,181 at December 31, 2003 and 2002, respectively ..........................................          22,442           19,661
                                                                                                       -----------      -----------
       Total assets ..............................................................................     $ 2,741,433      $ 2,832,409
                                                                                                       ===========      ===========

LIABILITIES

Mortgage loans payable ...........................................................................     $   557,435      $   563,074
Mortgage loan payable - property held for disposition ............................................           7,394            7,580
Unsecured lines of credit ........................................................................         161,000          208,587
Unsecured term loan ..............................................................................         125,000          125,000
Unsecured senior notes, net of discount ..........................................................         498,952          498,063
Accounts payable and accrued expenses ............................................................          54,317           55,705
Security deposits ................................................................................          22,321           20,645
Dividends payable ................................................................................          32,535           31,807
                                                                                                       -----------      -----------
       Total liabilities .........................................................................       1,458,954        1,510,461

Minority interest ................................................................................          72,194           74,571

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value 20,000,000 shares authorized, none issued ........................              --               --
Common stock, $.01 par value, 100,000,000 shares authorized, 64,425,450
    and 62,984,217 issued and outstanding, respectively ..........................................             646              631
Additional paid-in capital .......................................................................       1,225,192        1,260,773
Retained earnings ................................................................................              --               --
Deferred compensation ............................................................................         (14,952)         (11,259)
Accumulated other comprehensive loss .............................................................            (601)          (2,768)
                                                                                                       -----------      -----------
       Total stockholders' equity ................................................................       1,210,285        1,247,377
                                                                                                       -----------      -----------
       Total liabilities and stockholders' equity ................................................     $ 2,741,433      $ 2,832,409
                                                                                                       ===========      ===========

See accompanying notes to financial statements.

                               ARDEN REALTY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------------
                                                                                       2003           2002            2001
                                                                                     ---------      ---------      ---------
Property revenues ..............................................................     $ 393,839      $ 374,241      $ 382,681
Property operating expenses ....................................................       126,034        117,019        110,421
                                                                                     ---------      ---------      ---------
                                                                                       267,805        257,222        272,260

General and administrative expenses ............................................        18,123         13,166         12,143
Interest .......................................................................        93,093         87,827         85,949
Depreciation and amortization ..................................................       111,952        100,317         92,613
Interest and other income ......................................................          (733)        (2,541)        (2,939)
                                                                                     ---------      ---------      ---------
Income from continuing operations before gain on sale of properties and minority        45,370         58,453         84,494
  interest......................................................................
Gain on sale of operating properties ...........................................            --          1,967          4,591
                                                                                     ---------      ---------      ---------
Income from continuing operations before minority interest .....................        45,370         60,420         89,085
Minority interest ..............................................................        (5,375)        (5,816)        (7,046)
                                                                                     ---------      ---------      ---------
Income from continuing operations ..............................................        39,995         54,604         82,039
Discontinued operations, net of minority interest ..............................        12,577         15,571         15,720
Gain on sale of discontinued properties ........................................         5,937             --             --
                                                                                     ---------      ---------      ---------
Net income .....................................................................     $  58,509      $  70,175      $  97,759
                                                                                     =========      =========      =========

Basic net income per common share:
    Income from continuing operations ..........................................     $    0.63      $    0.85      $    1.28
    Income from discontinued operations ........................................          0.29           0.24           0.25
                                                                                     ---------      ---------      ---------
Net income per common share - basic ............................................     $    0.92      $    1.09      $    1.53
                                                                                     =========      =========      =========

Weighted average number of common shares - basic ...............................        63,553         64,151         63,754
                                                                                     =========      =========      =========

Diluted net income per common share:
    Income from continuing operations ..........................................     $    0.63      $    0.85      $    1.28
    Income from discontinued operations ........................................          0.29           0.24           0.25
                                                                                     ---------      ---------      ---------
Net income per common share - diluted ..........................................     $    0.92      $    1.09      $    1.53
                                                                                     =========      =========      =========

Weighted average number of common shares - diluted .............................        63,815         64,351         64,014
                                                                                     =========      =========      =========

See accompanying notes to financial statements.

                               ARDEN REALTY, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    ACCUMULATED
                                              COMMON STOCK      ADDITIONAL                            OTHER           TOTAL
                                            -----------------    PAID IN    RETAINED    DEFERRED   COMPREHENSIVE   STOCKHOLDERS'
                                            SHARES     AMOUNT    CAPITAL    EARNINGS  COMPENSATION     LOSS           EQUITY
                                            ------     ------    -------    --------  ------------     ----           ------
Balance at January 1, 2001 ..........     63,646,871   $ 637     1,363,407        --     (8,873)           --       1,355,171
 OP units converted .................        335,573       3         6,583        --         --            --           6,586
 Stock options exercised ............         21,166      --           463        --         --            --             463
 Stock compensation .................         94,500       1         2,532        --     (2,533)           --              --
 Amortization of stock compensation..             --      --            --        --      2,273            --           2,273
 Net income .........................             --      --            --    97,759         --            --          97,759
 Dividends declared and payable .....             --      --       (27,287)  (97,759)        --            --        (125,046)
                                          ----------   -----   -----------   -------   --------      --------     -----------
Balance at December 31, 2001 ........     64,098,110     641     1,345,698        --     (9,133)           --       1,337,206
                                          ----------   -----   -----------   -------   --------      --------     -----------
 OP units converted .................        121,875       2         2,488        --         --            --           2,490
 Stock options exercised ............        423,999       4         9,074        --         --            --           9,078
 Stock compensation .................        187,500       2         4,813        --     (4,815)           --              --
 Amortization of stock compensation..             --      --            --        --      1,444            --           1,444
 Forfeiture of stock compensation....        (51,267)     --        (1,245)       --      1,245            --              --
 Stock repurchases ..................     (1,796,000)    (18)      (40,675)       --         --            --         (40,693)
 Unrealized loss on interest rate
    hedges ..........................             --      --            --        --         --        (2,768)         (2,768)
 Net income .........................             --      --            --    70,175         --            --          70,175
                                                                                                                  -----------
 Comprehensive income ...............             --      --            --        --         --            --          67,407
 Dividends declared and payable .....             --      --       (59,380)  (70,175)        --            --        (129,555)
                                          ----------   -----   -----------   -------   --------      --------     -----------
Balance at December 31, 2002 ........     62,984,217     631     1,260,773        --    (11,259)       (2,768)      1,247,377
                                          ----------   -----   -----------   -------   --------      --------     -----------
 OP units converted .................         29,076      --           495        --         --            --             495
 Stock options exercised ............      1,162,523      12        27,934        --         --            --          27,946
 Stock option expense ...............             --      --            41        --         --            --              41
 Stock compensation .................        252,500       3         6,276        --     (6,279)           --              --
 Amortization of stock compensation..             --      --            --        --      2,545            --           2,545
 Forfeiture of stock compensation....         (2,866)     --           (41)       --         41            --              --
 Unrealized gain on interest rate
    hedges ..........................             --      --            --        --         --         2,167           2,167
 Net income .........................             --      --            --    58,509         --            --          58,509
                                                                                                                  -----------
 Comprehensive income ...............                                                                                  60,676
 Dividends declared and payable......             --      --       (70,286)  (58,509)        --            --        (128,795)
                                          ----------   -----   -----------   -------   --------      --------     -----------
Balance at December 31, 2003.........     64,425,450   $ 646   $ 1,225,192        --   $(14,952)     $  (601)     $ 1,210,285
                                          ==========   =====   ===========   =======   ========      =======      ===========

See accompanying notes to financial statements.

                               ARDEN REALTY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                           2003               2002                2001
                                                                           ----               ----                ----
OPERATING ACTIVITIES:
Net income......................................................     $        58,509     $       70,175      $       97,759
Adjustments to reconcile net income
   to net cash provided by operating activities:
   Minority interest, including discontinued operations.........               5,873              6,236               7,565
   Depreciation and amortization, including discontinued
    operations..................................................             120,316            111,418             101,819
   Amortization of loan costs and fees..........................               3,972              3,807               3,568
   Gain on sale of property.....................................              (5,937)            (1,967)             (4,591)
   Gain on repayment of mortgage loan receivable................                  --               (750)                 --
   Amortization of deferred compensation........................               2,251              1,199               1,938
   Changes in operating assets and liabilities:
     Rent and other receivables.................................                (771)             6,768               3,775
     Deferred rent..............................................                (557)            (4,657)             (7,401)
     Prepaid financing costs, expenses and other assets.........              (1,494)            (2,997)             (4,366)
     Accounts payable and accrued expenses......................              (2,356)             9,728               4,388
     Security deposits..........................................               1,676                962                 213
                                                                     ---------------     --------------      --------------
Net cash provided by operating activities.......................             181,482            199,922             204,667
                                                                     ---------------     --------------      --------------
INVESTING ACTIVITIES:

Acquisitions and improvements to commercial properties..........            (111,365)          (251,534)           (161,785)
Proceeds from sales of properties...............................              91,010             24,287              45,931
Proceeds from repayment of mortgage note receivable.............                  --             14,245                  --
                                                                     ---------------     --------------      --------------
Net cash used in investing activities...........................             (20,355)          (213,002)           (115,854)
                                                                     ---------------     --------------      --------------
FINANCING ACTIVITIES:
Proceeds from term loan.........................................                  --            125,000                  --
Repayments of mortgage loans....................................              (5,825)            (2,798)             (2,603)
Proceeds from unsecured lines of credit.........................             102,500            255,937             140,500
Repayments of unsecured lines of credit.........................            (150,086)          (227,700)           (213,500)
Proceeds from issuances of unsecured senior notes, net of
 discount......................................................                   --                 --             149,064
Decrease (increase) in restricted cash..........................                 804             (1,730)                599
Proceeds from issuance of common stock, net of offering costs..               27,946              9,078                 463
Repurchase of common stock......................................                  --            (40,693)                 --
Distributions to minority interests.............................              (3,443)            (3,527)             (4,182)
Distributions to preferred operating partnership unit holders...              (4,312)            (4,312)             (4,312)
Dividends paid..................................................            (128,067)          (129,153)           (123,233)
                                                                     ---------------     --------------      --------------
Net cash used in financing activities...........................            (160,483)           (19,898)            (57,204)
                                                                     ---------------     --------------      --------------
Net increase (decrease) in cash and cash equivalents............                 644            (32,978)             31,609
Cash and cash equivalents at beginning of period................               4,063             37,041               5,432
                                                                     ---------------     --------------      --------------
Cash and cash equivalents at end of period......................     $         4,707     $        4,063      $       37,041
                                                                     ===============     ==============      ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amount
   capitalized..................................................     $        96,547     $       94,007      $       83,809
                                                                     ===============     ==============      ==============


See accompanying notes to financial statements.

                               ARDEN REALTY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BUSINESS

     Description of Business

         The terms "Arden Realty", "us", "we" and "our" as used in these financial statements refer to Arden Realty, Inc. Through our controlling interest in Arden Realty Limited Partnership, or the Operating Partnership, and our other subsidiaries, we own, manage, lease, develop, renovate and acquire commercial office properties located in Southern California. As of December 31, 2003, our portfolio was comprised of 130 primarily suburban office properties and 215 buildings containing approximately 18.9 million net rentable square feet including one development property with approximately 283,000 net rentable square feet currently under lease-up. As of December 31, 2003, our operating portfolio was 90.4% occupied.

         The minority interests at December 31, 2003 consist of limited partnership interests in the Operating Partnership of approximately 2.6%, exclusive of ownership interests of the Operating Partnership's preferred unit holders.

     Organization and Formation of the Company

         We were incorporated in Maryland in May 1996 and are the sole general partner of Arden Realty Limited Partnership, or the Operating Partnership. We conduct substantially all of our business through the Operating Partnership and certain other majority owned subsidiaries, which hold our interests in our real estate assets. Commencing with our taxable year ended December 31, 1996, we have operated and qualified as a REIT for federal income tax purposes.

 2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

         The accompanying consolidated financial statements include the accounts of Arden Realty, Inc., the Operating Partnership, and our subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         We consolidate all entities for which we have controlling financial interest as measured by a majority of the voting interest. For entities in which the controlling financial interest is not clearly indicated by ownership of a majority of the voting interest, we would consolidate those entities for which we own a majority of the financial interest in profits or losses or entities that we control by agreement. We also consolidate all variable interest entities for which we are the primary beneficiary.

         Except for minority interests in the Operating Partnership, Arden Realty and the Operating Partnership currently own 100% of all of our consolidated subsidiaries and do not have any unconsolidated investments other than an investment in the securities of a non-publicly traded company. This investment represents approximately 5.5% of the total equity outstanding for this particular company. Because we do not control this company contractually nor exert significant influence over its operating and financial policies, we account for this investment under the cost method of accounting.

     Risks and Uncertainties

         The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Our properties are all located in Southern California. As a result of our geographic concentration, the operations of these properties could be affected by the economic conditions in this region.

     Segment Information

         We view our operations as principally one segment, the operation of commercial real estate located in Southern California, and the financial information disclosed herein represents all of the financial information related to this principal operating segment.

     Commercial Properties

         Our properties are stated at depreciated cost. Write-downs to estimated fair value are recognized whenever a property's estimated undiscounted future cash flows are less than its book value. We carry properties held for disposition at the lower of their depreciated cost or fair value less cost to sell. Based on our assessment, no write-downs to estimated fair value were necessary as of December 31, 2003 and 2002.

         Property acquisitions have been accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations since June 30, 2001, the effective date of this pronouncement. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, based in each case on their fair values.

         The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building and tenant improvements based on management's determination of the relative fair values of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes estimates of lost rental revenue, real estate taxes, insurance and other operating expenses during the expected lease-up periods based on current market demand. We also estimate costs to execute similar leases including leasing commissions, concessions, legal and other related costs.

         In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market and below-market lease values are amortized into rental income over the remaining non-cancelable terms of the respective leases.

         The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, if any, is measured by the excess of
(i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management's evaluation of the specific characteristics of each tenant's lease. Should acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship.

         Costs related to the acquisition, development, construction and improvement of properties are capitalized. Interest, real estate taxes, insurance and other development related costs incurred during construction periods are capitalized and depreciated on the same basis as the related asset.

         Repair and maintenance costs are charged to expenses as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of a an asset or increase its operating efficiency. Significant replacements and betterments represent costs that extend an asset's useful life or increase its operating efficiency.

     Depreciation

         Depreciation is calculated under the straight-line method using depreciable lives of ten to forty seven years for building and building improvements and five-year lives for furniture, fixtures and equipment. Amortization of tenant improvements is calculated using the straight-line method over the term of the related lease.

         The carrying amount of all commercial properties is evaluated periodically to determine if adjustment to the useful life is warranted. During 2001, the useful life of certain building and building improvements were adjusted to more accurately reflect their estimated usefulness. The effect of this change in estimate in 2001 was an increase to net income of approximately $10.1 million or $0.16 per common share. This change in estimate did not have an impact on our 2001 cash flows.

         Costs associated with leasing properties are capitalized and amortized to expense on a straight-line basis over the related lease term.

     Cash Equivalents

         Cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired.

     Restricted Cash

         Restricted cash at December 31, 2003 and 2002 consisted of $13.7 million in cash deposits as required by certain of our mortgage loans payable and $6.0 million and $6.8 million, respectively, in impound accounts for real estate taxes and insurance, as required by certain of our mortgage loans payable.

     Prepaid Financing Costs

         Costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the term of the related loan.

     Revenue Recognition

         Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease. Amounts expected to be received in later years are included in deferred rents. Property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the related expenses are incurred.

         The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 "Accounting for Sales for Real Estate." The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

     Allowance for Rents and Other Receivables

         We periodically evaluate the collectibility of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We also maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

     Income Taxes

         We generally will not be subject to federal income taxes as long as we continue to qualify as a REIT. A REIT will generally not be subject to federal income taxation on that portion of income that qualifies as REIT taxable income and to the extent that it distributes such taxable income to its stockholders and complies with certain requirements. As a REIT, we are allowed to reduce taxable income by all or a portion of distributions to stockholders and must distribute at least 90% of our taxable income to qualify as a REIT. As dividends have eliminated taxable income, and compliance with certain requirements have been met, no Federal income tax provision has been reflected in the accompanying consolidated financial statements. State income tax requirements are essentially the equivalent of the Federal rules.

         During 2003, 2002 and 2001, we declared dividends of $2.02, $2.02 and $1.96 per share, respectively.

     Fair Value of Financial Instruments

         Our disclosures of estimated fair value of financial instruments at December 31, 2003 and 2002 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

         Our cash equivalents, mortgage notes receivable, unsecured lines of credit, interest rate hedge agreements, accounts payable and other financial instruments are carried at amounts that reasonably approximate their fair value amounts.

         The estimated fair value of our mortgage loans payable and unsecured senior notes is as follows (in thousands):

                                       DECEMBER 31, 2003                  DECEMBER 31, 2002
                                       -----------------                  -----------------
                                   CARRYING        ESTIMATED          CARRYING          ESTIMATED
                                    AMOUNT         FAIR VALUE          AMOUNT          FAIR VALUE
                                    ------         ----------          ------          ----------
Mortgage loans payable........... $  564,829       $  581,945        $  570,654        $  600,663
                                  ==========       ==========        ==========        ==========
Unsecured senior notes........... $  498,952       $  540,904        $  498,063        $  541,762
                                  ==========       ==========        ==========        ==========

         The estimated fair value is based on interest rates available at each of the dates presented for issuance of debt with similar terms and remaining maturities. The estimated fair value amounts of our notes payable above are not necessarily indicative of the amounts that we could realize in a current market exchange.

      Interest Rate Hedge Agreements

         We have periodically entered into interest rate hedge agreements to effectively convert floating rate debt into fixed rate debt. Net amounts received or paid under these agreements are recognized as an adjustment to interest expense when such amounts are incurred or earned. Our objective in using interest rate hedge agreements is to limit our exposure to interest rate movements.

         During 2002, such agreements were used to fix the floating interest rate associated with $50 million of the Wells Fargo unsecured line of credit and the entire $125 million balance of the unsecured term loan. Since June of 2003, we have also entered into $150 million of forward-starting hedges that effectively fixed the 10-year Treasury rate at an average rate of approximately 4.1% for borrowings that are anticipated to occur in 2004 to refinance some of our scheduled debt maturities. The forward-starting interest rate hedges were entered into at current market rates and, therefore, had no initial cost.

         In October and November of 2003, we also entered into reverse interest rate hedge agreements to float $100 million of the fixed interest rate associated with the 7.00% senior unsecured notes due in November of 2007. Under these reverse hedges, we will receive interest at a fixed rate of 7.00% and pay interest at a variable rate averaging the six-month LIBOR in arrears plus 3.10%. The interest rate hedges mature at the same time the notes are due. These hedges qualify as fair value hedges for accounting purposes. Net semi-annual interest payments will be recognized as increases or decreases in interest expense. The fair value of the interest rate hedges will be recognized on our balance sheet and the carrying value of the senior unsecured notes will be increased or decreased by an offsetting amount.

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments and for hedging activities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting destination. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

         For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss), outside of earnings and subsequently reclassified to earnings when the hedged transaction affects earnings.

         Under SFAS 133, our $175 million in floating-to-fixed hedges and our $150 million in forward-starting hedges outstanding as of December 31, 2003 are classified as cash flow hedges with their fair value of approximately $601,000 reported in accumulated other comprehensive loss on our balance sheet. The estimated fair value of these interest rate hedge agreements are dependent on changes in market interest rates and other market factors that affect the value of such agreements. Consequently, the estimated current fair value may significantly change during the term of the agreements. Any estimated gain or loss from these agreements will be amortized into earnings as we recognize the interest expense for the underlying floating-rate loans at the fixed interest rate provided under our agreements in the case of the fixed-to-floating hedges or as part of interest expense for future borrowings in the case of the forward-starting hedges. If the underlying debt related to these hedges were to be repaid prior to maturity, we would recognize into interest expense any unamortized gain or loss at the time of such early repayment.

         Under SFAS 133, our $100 million in fixed-to-floating hedges are classified as fair value hedges with their fair value of approximately $506,000 reported in both the unsecured senior notes and prepaid financing costs, expenses and other assets line items on our balance sheet. The estimated fair value of these interest rate hedge agreements are dependent on changes in market interest rates and other market factors that affect the value of such agreements. Consequently, the estimated current fair value may significantly change during the term of the agreements. Any estimated gain or loss from these agreements will be amortized into earnings as we recognize the interest expense for the underlying fixed-rate loan at the floating interest rate provided under our agreements in the case of the floating-to-fixed hedges. If the underlying debt related to these hedges were to be repaid prior to maturity, we would recognize into interest expense any unamortized gain or loss at the time of such early repayment.

      New Accounting Standards

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" (SFAS 148) which amends SFAS 123, "Accounting for Stock-Based Compensation." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of SFAS 148 (see footnote 11). Beginning January 1, 2003, we adopted the prospective transition method for all new stock compensation awards. The adoption of SFAS 148 did not have a significant impact on our consolidated financial statements during 2003.

         In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprise should consolidate such an entity. This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. Certain provisions of this interpretation are effective for 2003. The adoption of these provisions of this statement did not have a significant impact on our consolidated financial statements during 2003.

         In May 2003, the FASB issued FASB Statement No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 affects an issuer's accounting for certain types of freestanding financial instruments. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS 150 also requires disclosures about alternative ways of settling the instruments and capital structure of entities, all of whose shares are mandatorily redeemable. We adopted SFAS 150 in the third quarter of 2003 except as it applies to noncontrolling interests that are classified as equity under SFAS 150 in the financial statements of the subsidiary which has been deferred indefinitely. The adoption of this statement did not have a significant impact on our consolidated financial statements during 2003.

      Reclassifications

         Certain prior year amounts have been reclassified to confirm with the current year presentation.

3.    COMMERCIAL PROPERTIES

      Property Dispositions

                                                                                                                   SALES
                                                                     DATE OF                                       PRICE
          PROPERTY            COUNTY          SUBMARKET               SALE           PROPERTY TYPE  SQUARE FEET   ($000'S)
          --------            ------          ---------               ----           -------------  -----------   --------
9201 SUNSET                   Los Angeles     West Hollywood      March 11, 2003        Office        139,711     $  32,350
CENTRELAKE PLAZA              San Bernardino  Inland Empire West  April 11, 2003        Office        110,763        14,395
HAVENGATE CENTER              San Bernardino  Inland Empire East  April 11, 2003        Office         80,557        10,521
HDS PLAZA                     San Bernardino  Inland Empire East  April 11, 2003        Office        104,178        12,371
CHICAGO AVENUE BUSINESS PARK  Riverside       Inland Empire East  April 11, 2003        Office         47,482         6,113
LAMBERT PLAZA                 Orange          North County        May 22, 2003          Office         32,807         5,000
PENNSFIELD PLAZA              Los Angeles     Simi/Conejo Valley  November 5, 2003      Office         21,202         3,555
LYONS PLAZA                   Los Angeles     Simi/Conejo Valley  December 11, 2003     Office         61,203         9,200
                                                                                                      -------     ---------
                                                                                                      597,903     $  93,505
                                                                                                      =======     =========

      Property Acquisitions

                                                                                                                    PURCHASE
                                                                        DATE OF         PROPERTY     SQUARE          PRICE
          PROPERTY                 COUNTY           SUBMARKET          PURCHASE           TYPE        FEET          ($000'S)
          --------                 ------           ---------          --------           ----        ----          --------
GOVERNOR EXECUTIVE CENTRE II     San Diego        Governor Park   December 23, 2003      Office      101,433        $ 23,400
                                                                                                     =======        ========

      Discontinued Operations and Properties held for Disposition

         SFAS 144, effective January 1, 2002, requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. SFAS 144 provides that long-lived assets classified as held for disposition as a result of disposal activities that were initiated prior to January 1, 2002, are to be accounted for in accordance with Financial Accounting Standards No. 121 (SFAS 121). Accordingly, the operating results for the properties classified as held for disposition prior to January 1, 2002 and sold prior to December 31, 2002 are included in income from continuing operations for the years ended December 31, 2002 and 2001. In order to increase the comparability of our consolidated statements of income for the years ended December 31, 2003, 2002 and 2001, the tables below summarize the operating results of thirteen properties classified as discontinued operations at December 31, 2003 and eight properties sold during 2003.

         As of December 31, 2003, properties held for disposition consisted of thirteen properties with approximately 1.4 million square feet.

         The results of operations for the thirteen properties held for disposition as of December 31, 2003 and eight properties sold during 2003 classified as discontinued operations for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------
                                                     2003           2002             2001
                                                 -----------     -----------      ----------
Revenues......................................   $    33,805          41,979          35,846
Property Operating expenses...................       (11,683)        (14,199)        (12,155)
Depreciation and amortization.................        (8,372)        (11,100)         (9,206)
Interest Expense..............................          (674)           (689)          1,754
Minority interest.............................          (499)           (420)           (519)
                                                 -----------     -----------      ----------
Discontinued operations, net of minority
 interest.....................................   $    12,577          15,571          15,720
                                                 ===========     ===========      ==========
Gain on sale of discontinued properties.......   $     5,937     $        --      $       --
                                                 ===========     ===========      ==========

         During 2004, we sold twelve of the thirteen properties held for disposition at December 31, 2003. These properties comprised approximately 1.3 million square feet and were sold for a sales price of approximately $204.8 million. We recognized gains totaling approximately $30.5 million on the sales of these properties during 2004.

         In January of 2005, we sold the thirteenth property held for disposition at December 31, 2003. This property totaled approximately 167,000 square feet and was sold for a sales price of approximately $16.7 million. This property was sold at a gain.

      Capitalized Interest

         We capitalize interest and taxes related to buildings under construction and renovation to the extent those assets qualify for capitalization.

         Total interest incurred and the amount capitalized was as follows (in thousands):

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------
                                                     2003           2002             2001
                                                 -----------     -----------      ----------
Total interest incurred(1)...................    $    96,263     $    94,162      $   93,290
Amount capitalized...........................         (2,496)         (5,646)         (6,639)(2)
Amount expensed(1)...........................    $    93,767     $    88,516      $   86,651


(1) Includes interest expense for a property classified as part of discontinued operations.

(2) Excludes approximately $2.5 million of interest capitalized on an office property which was classified as part of discontinued operations for the year ended December 31, 2001. Future Minimum Lease Payments

         Future minimum lease payments to be received under noncancelable operating leases existing as of December 31, 2003, are as follows (in thousands):

2004........................................................    $   346,429
2005........................................................        297,034
2006........................................................        236,734
2007........................................................        186,741
2008........................................................        138,530
Thereafter..................................................        343,195
                                                                 ----------
  Total.....................................................    $ 1,548,663
                                                                ===========

         The above future minimum lease payments do not include payments received for tenant reimbursements of specified operating expenses.

         We lease the land underlying the office buildings or parking structures at six of our buildings. Ground lease expense, including amounts netted against parking revenues, was approximately $2.0 million, $1.9 million and $2.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum ground lease payments due under existing ground leases are as follows (in thousands):

2004......................................................... $  1,785
2005.........................................................    1,815
2006.........................................................    1,840
2007.........................................................    1,865
2008.........................................................    1,865
Thereafter...................................................  110,922
                                                              --------
   Total..................................................... $120,092
                                                              ========

4.    MORTGAGE NOTES RECEIVABLE

         In September 1997, we purchased two mortgage notes receivable, secured by a single commercial office property, with an aggregate balance of approximately $17.6 million, for approximately $14.4 million. The notes bore interest at the Eleventh District Cost of Funds (as defined) plus 3.25% per annum, required monthly payments of principal, interest, and additional net cash flow from the office property and matured on May 31, 2004. These notes were repaid in full by the borrower in October 2002. As a result of this redemption, we recognized as income the unamortized purchase discount on these notes at the time of repurchase totaling approximately $750,000.

5.    MORTGAGE LOANS AND UNSECURED INDEBTEDNESS

         A summary of mortgage loans payable, unsecured lines of credit and unsecured senior notes is as follows:

                                                                 STATED ANNUAL                               NUMBER OF
                                DECEMBER 31,     DECEMBER 31,   INTEREST RATE AT      FIXED/FLOATING         PROPERTIES   MATURITY
TYPE OF DEBT                        2003            2002       DECEMBER 31, 2003          RATE             SECURING LOAN    DATE
------------                        ----            ----       -----------------          ----             -------------    ----
                                        (in thousands)
MORTGAGE LOANS PAYABLE:
Fixed Rate
Mortgage Financing I(1)        $      175,000  $       175,000        7.52%                Fixed                   18       6/04

Mortgage Financing III(2)             134,544          136,100        6.74%                Fixed                   22       4/08
Mortgage Financing IV(2)              109,960          111,200        6.61%                Fixed                   12       4/08
Mortgage Financing V(2)               105,899          108,153        6.94%                Fixed                   12       4/09
Mortgage Financing VI(2)               21,578           21,816        7.54%                Fixed                    3       4/09
Activity Business  Center(2)            7,394            7,580        8.85%                Fixed                    1       5/06
145 South Fairfax(2)                    3,912            3,952        8.93%                Fixed                    1       1/27
Marin Corporate Center(2)               2,724            2,850        9.00%                Fixed                    1       7/15
Conejo Business Center(2)               2,669            2,795        8.75%                Fixed              (Note 3)      7/15
Conejo Business Center(2)               1,149            1,208        7.88%                Fixed              (Note 3)      7/15
                               --------------  ---------------
                                      564,829          570,654
UNSECURED LINES OF CREDIT:
Floating Rate
Wells Fargo - $310 mm(1)              158,000          208,587        2.78%      LIBOR +1.00% (Notes 4, 5)         --       4/06
City National Bank - $20 mm(1)          3,000               --          --               (Note 6)                  --       8/04
                               --------------  ---------------
                                      161,000          208,587
UNSECURED TERM LOAN:
Fixed Rate
Wells Fargo - $125 mm(1)              125,000          125,000        4.14%           Fixed (Note 7)               --       6/06

UNSECURED SENIOR NOTES:
Fixed Rate
2005 Notes(8)                         199,872          199,769        8.88%                Fixed                   --       3/05
2007 Notes(8)                         149,907          149,245        7.00%              (Note 9)                  --      11/07
2010 Notes(8)                          49,744           49,704        9.15%                Fixed                   --       3/10
2010 Notes(8)                          99,429           99,345        8.50%                Fixed                   --      11/10
                               --------------  ---------------
                                      498,952          498,063
                               --------------  ---------------
Total Debt                     $    1,349,781  $     1,402,304
                               ==============  ===============

--------------
(1) Requires monthly payments of interest only, with outstanding principal balance due upon maturity.

(2)   Requires monthly payments of principal and interest.

(3)   Both mortgage loans are secured by the Conejo Business Center property.

(4) This line of credit also has an annual 20 basis points facility fee on the entire $310 million commitment amount.

(5) In 2002, we entered into interest rate hedge agreements that fixed the interest rate on $50 million of the outstanding balance on this line of credit at 4.06% through April of 2006.

(6) In December 2003, we expanded this line of credit to $20 million from $10 million at an interest rate of LIBOR + 1.00% or Prime Rate - 1.875%.

(7) In 2002, we entered into interest rate hedge agreements that fixed the interest rate on the entire balance of this loan at 3.64% in 2003, 4.25% in 2004, 4.75% in 2005 and 4.90% in 2006.

(8) Requires semi-annual interest payments only, with principal balance due upon maturity.

(9) During the fourth quarter of 2003, we entered into interest rate hedge agreements to float the interest rate on $100 million of the outstanding balance of these notes at a rate of LIBOR + 3.1% through November 2007.

         Our Operating Partnership has an unsecured line of credit with a total commitment of $20 million from City National Bank. This line of credit accrues interest at LIBOR + 1.00% or the City National Bank Prime Rate less 1.875% and is scheduled to mature on August 1, 2004. Proceeds from this line of credit are used, among other things, to provide funds for tenant improvements and capital expenditures and provide for working capital and other corporate purposes. As of December 31, 2003 and 2002, there was $3.0 million and no amounts outstanding on this line of credit, respectively, and $17.0 and $10.0 million was available for additional borrowings, respectively.

         Our Operating Partnership also has an unsecured line of credit with a group of banks led by Wells Fargo. The line of credit provides for borrowings up to $310 million with an option to increase the amount to $350 million and bears interest at a rate ranging between LIBOR + 0.80% and LIBOR + 1.25% (including an annual facility fee ranging from 0.15% to 0.40% based on the aggregate amount of the line of credit) depending on the Operating Partnership's unsecured debt rating. This new line of credit amends the previous $275 million unsecured line of credit that was scheduled to mature in April 2003. This line of credit matures in April 2006. In addition, as long as the Operating Partnership maintains an unsecured debt rating of BBB-/Baa3 or better, the agreement contains a competitive bid option, whereby the lenders may bid on the interest rate to be charged for up to $150 million of the unsecured line of credit. The Operating Partnership also has the option to convert the interest rate on this line of credit to the higher of Wells Fargo's prime rate or the Federal Funds rate plus 0.5%. As of December 31, 2003 and 2002, $158.0 million and $208.6 million was outstanding on this line of credit, respectively, and $152.0 million and $111.4 million was available for additional borrowings, respectively.

         We have entered into $150 million of forward-starting hedges during 2003 to effectively fix the 10-year Treasury rate at an average rate of approximately 4.1% for borrowings that are anticipated to occur in 2004 to refinance some of our scheduled debt maturities. The forward-starting interest rate hedges were entered into at current market rates and, therefore, had no initial cost.

         In October and November of 2003, we also entered into reverse interest rate hedge agreements to float $100 million of the fixed interest rate associated with the 7.00% senior unsecured notes due in November of 2007. Under these reverse hedges, we will receive interest at a fixed rate of 7.00% and pay interest at a variable rate averaging six-month LIBOR in arrears plus 3.10%. These interest rate hedges mature at the same time the notes are due. Including these hedges, our floating-rate debt ratio as of December 31, 2003 was approximately 16%.

         Following is a summary of scheduled principal payments for our total debt outstanding as of December 31, 2003 (in thousands):

Year                                  Amount
----                                  ------
2004...........................     $   184,466
2005...........................         207,470
2006...........................         297,859(1)
2007...........................         158,961
2008...........................         230,985
Thereafter.....................         270,040
                                    -----------
 Total.........................     $ 1,349,781
                                    ===========

----------------------
(1) Includes $158 million outstanding on our Wells Fargo unsecured line of credit.

6. STOCKHOLDERS' EQUITY

         A common Operating Partnership unit, or common OP Unit, and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. A common OP Unit may be redeemed for cash or, at the election of the Operating Partnership, for shares of our common stock on a one-for-one basis.

         During the year ended December 31, 2003, we redeemed an aggregate of 29,076 common OP Units of the Operating Partnership for shares of our common stock.

         Our minority interest balance includes $50 million of 8.625% Series B Cumulative Redeemable Preferred Operating Partnership Units, or Preferred OP Units. These Preferred OP Units were issued in September of 1999, are callable by us after five years and are exchangeable after ten years by the holder into our 8.625% Series B Cumulative Redeemable Preferred Stock, on a one-for-one basis. The Preferred OP Units have no stated maturity or mandatory redemption and are subordinate to all debt.

         During 2003, we issued a total of 252,500 restricted stock awards to several key executive officers and employees. Holders of these shares have full voting rights and will receive any dividends but are prohibited from selling or transferring unvested shares. The fair market value on the dates of grants for these restricted shares ranged from $20.81 to $30.02. These restricted shares vest equally on the anniversary date of the awards over either 3 or 4 years, except for 33,500 of these shares which vest after 3 years (cliff vesting).

         We recorded deferred compensation of approximately $6.3 million during 2003 for the grants described above based upon the market value of these shares on the dates of the awards and will amortize the compensation charges to expense on a straight-line basis over the respective vesting periods.

         On July 24, 2002 our Board of Directors authorized a common stock repurchase program pursuant to which we are authorized to purchase up to $75 million of our common stock over the following 12 months. As part of this repurchase program, we acquired 1,796,000 shares of our common stock at an average price of approximately $22.66 per share during the year ended December 31, 2002. No shares were repurchased during the year ended December 31, 2003. In 2003, our Board of Directors extended this repurchase program for an additional 12 months.

         On December 16, 2003, we declared a quarterly dividend of $0.505 per share to stockholders of record on December 31, 2003. This dividend was paid on January 21, 2004. We declared dividends of $2.02 per common share for the year ended December 31, 2003.

7. COMMITMENTS AND CONTINGENCIES

      Capital Commitments

         As of December 31, 2003, we had approximately $9.1 million outstanding in capital commitments related to tenant improvements, renovation costs and general property-related capital expenditures.

      Litigation

         We are presently subject to various lawsuits, claims and proceedings of a nature considered normal to our ordinary course of business, none of which if determined unfavorably to us is expected to have a material adverse effect on our cash flows, financial condition or results from operations. There were no material changes in our legal procedures during the year ended December 31, 2003.

      Concentration of Credit Risk

         We maintain our cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

         We generally do not require collateral or other security from our tenants, other than security deposits or letters of credit.

8. RELATED PARTY TRANSACTIONS

      Promissory Notes Receivable from Officers

         In March 2002, Mr. Andrew Sobel, our Executive Vice President - Strategic Planning and Operations, replaced a note due to us in the amount of $194,936 bearing interest at 6.56% per annum that matured in February of 2002 with a new note for the same principal amount bearing interest at LIBOR + 1.10% per annum and maturing in March 2007.

         On July 19, 2001 and September 28, 2001, four officers executed promissory notes totaling approximately $416,000 primarily for the purpose of meeting payroll taxes due upon the vesting of stock grants. These notes mature between July 19, 2006 and September 28, 2011 and bear interest at an annual rate of between 5.75% and 6.00%. In February 2002, two of these notes to us totaling approximately $125,000 were repaid in full, including accrued interest. The remaining loans are personally guaranteed by the respective officers and are included as part of other receivables in our balance sheets at December 31, 2003 and 2002.

         We lease approximately 5,600 square feet of office space to two companies in which three of our officers have investment interests. The total annual rents from these leases is approximately $127,000.

         We also lease approximately 28,300 square feet to a company related to one of our independent directors. The total annual rents from this lease is approximately $408,000.

9. EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted net income per share for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per share amounts):

                                                                        2003         2002        2001
                                                                        ----         ----        ----
Income from continuing operations.................................    $   39,995   $  54,604   $  82,039
Discontinued operations, net of minority interest.................        12,577      15,571      15,720
Gain on sale of discontinued properties...........................         5,937          --          --
                                                                      ----------   ---------   ---------
Net income........................................................    $   58,509   $  70,175   $  97,759
                                                                      ==========   =========   =========
Weighted average shares - basic...................................        63,553      64,151      63,754
Weighted average diluted stock options............................           262         200         260
                                                                      ----------   ---------   ---------
Weighted average shares - diluted.................................        63,815      64,351      64,014
                                                                      ==========   =========   =========
Basic net income per common share:

     Income from continuing operations............................    $     0.63   $    0.85   $    1.28
     Income from discontinued operations..........................          0.29        0.24        0.25
                                                                      ----------   ---------   ---------
Net income per common share - basic...............................    $     0.92   $    1.09   $    1.53
                                                                      ==========   =========   =========
Diluted net income per common share:

     Income from continuing operations............................    $     0.63   $    0.85   $    1.28
     Income from discontinued operations..........................          0.29        0.24        0.25
                                                                      ----------   ---------   ---------
Net income per common share - diluted.............................    $     0.92   $    1.09   $    1.53
                                                                      ==========   =========   =========

         See discussion of discontinued operations in footnote 3 above.

10. STOCK OPTION PLAN

         Prior to January 1, 2003 we elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for our employee and directors stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of employee and director stock options we granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Beginning on January 1, 2003, we adopted the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" under which we began expensing the costs of new stock options granted to employees in 2003 in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." We used the Black-Scholes option valuation model to estimate the fair value of the stock options granted in 2003 with the following weighted-average assumptions for 2003: risk-free interest rate of 2.92%, dividend yield of 9.70% and a volatility factor of the expected market price for our common stock of
0.186. During the twelve months ended December 31, 2003, we recognized approximately $41,000 of stock option based employee compensation costs.

         We established a stock option plan for the purpose of attracting and retaining executive officers, directors and other key employees. As of December 31, 2003, 6,500,000 of our authorized shares of common stock have been reserved for issuance under that plan.

      All holders of the above options have a ten-year period to exercise such options and all options were granted at exercise prices equal to the market prices at the date of the grant.

         Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if we had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001, respectively: risk-free interest rate of 4.28% and 4.39%, dividend yield of 7.80% and 7.60% and a volatility factor of the expected market price of our common stock of 0.190 and 0.191. The weighted average expected life of the options is approximately 7 to 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee and director stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Our pro forma information for the years ended December 31, 2003, 2002 and 2001 follows (in thousands, except earnings per share information):

                                                                        2003          2002        2001
                                                                        ----          ----        ----
Net income available to common stockholders......................... $   58,509    $  70,175    $  97,759
Stock based employee compensation costs assuming fair value method..        843        1,477        2,099
                                                                     ----------    ---------    ---------
Pro forma net income................................................ $   57,666    $  68,698    $  95,660
                                                                     ==========    =========    =========
Pro forma net income per share-diluted.............................. $    0.90     $    1.07    $    1.49
                                                                     ----------    ---------    ---------

         A summary of Arden Realty's stock option activity, and related information for the years ended December 31, 2003, 2002 and 2001 follows:

                                             2003                    2002                    2001
                                     --------------------    --------------------    --------------------
                                                 WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                  AVERAGE                AVERAGE                 AVERAGE
                                      OPTIONS    EXERCISE    OPTIONS     EXERCISE    OPTIONS     EXERCISE
                                      (000'S)      PRICE      (000'S)     PRICE       (000'S)      PRICE
                                      -------     -----       -------     -----       -------      -----
Outstanding, beginning of period..       4,479   $  22.44        5,014   $  24.38        4,686   $  24.24
Granted ..........................         268      20.81          164      25.60          381      26.80
Exercised ........................      (1,162)     24.06         (424)     21.40          (21)     21.89
Forfeited ........................        (159)     27.37         (275)     25.68          (32)     24.43
                                     ---------   --------    ---------   --------    ---------   --------
Outstanding at end of year .......       3,426   $  22.10        4,479   $  22.44        5,014   $  24.38
                                     =========   ========    =========   ========    =========   ========
Exercisable at end of the period..       2,948   $  25.03        3,682   $  24.75        3,612   $  24.50
                                     =========   ========    =========   ========    =========   ========
Weighted-average fair value of
  options granted ................   $    0.49               $    1.66               $    1.49
                                     =========               =========               =========

         Exercise prices for options outstanding as of December 31, 2003 ranged from $19.13 to $32.25. The weighted average remaining contractual life of those options is 6 years.

11. EMPLOYEE RETIREMENT SAVINGS PLAN

         Effective June 12, 1997, we adopted a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code whereby participants may contribute a portion of their compensation to their respective retirement accounts in an amount not to exceed the maximum allowed under the Internal Revenue Code. The plan provides for matching contributions by us, which amounted to approximately $888,000 in 2003, $844,000 in 2002 and $803,000 in 2001. Plan
participants are immediately vested in their contributions and are vested equally over four years in matching contributions by us.

12. SUBSEQUENT EVENTS

         On February 4, 2004, we sold an approximate 133,000 square foot retail property located in Riverside County for approximately $17.5 million. This property was classified as held for disposition in our balance sheet at December 31, 2003. The net proceeds from this disposition were used to reduce the outstanding balance on the Wells Fargo unsecured line of credit (unaudited).

         On February 27, 2004, we issued a total of 38,000 restricted stock awards to several key executive officers and employees. Holders of these shares have full voting rights and will receive any dividends but are prohibited from selling or transferring unvested shares. The fair market value on the date of the grant for these restricted shares was $31.60. These restricted shares vest equally over 3 years.

         We have a $2.7 million investment in the securities of a non-publicly traded company formed in 2000 to provide distributed energy generation to commercial real estate owners. On March 8, 2004, we received information from the company that they are currently assessing their business and financing strategies. The ultimate outcome of their analysis on the company's operations and the recoverability of our investment is currently uncertain. No adjustments have been made in these financial statements as a result of this uncertainty (unaudited).

13. QUARTERLY RESULTS

         Following is a quarterly summary of our revenue and expenses for the years ended December 31, 2003 and 2002. Revenue and expenses may fluctuate significantly from quarter to quarter due to our development, renovation, acquisition and sales activity (unaudited).

                                                        FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                     ------------------------------------------------------------------
                                                       MARCH 31,        JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
                                                         2003             2003              2003              2003
                                                     --------------   -------------     -------------      ------------
Revenue .........................................    $      96,056    $     97,373      $   100,145        $  100,265
Property operating expenses .....................          (29,791)        (31,090)         (33,448)          (31,705)
General and administrative ......................           (3,652)         (4,225)          (4,697)           (5,549)
Interest expense ................................          (22,866)        (23,085)         (23,785)          (23,357)
Depreciation and amortization ...................          (26,974)        (27,978)         (28,997)          (28,003)
Interest and other income .......................              132             378              121               102
Minority interest ...............................           (1,391)         (1,347)          (1,289)           (1,348)
Discontinued operations, net of minority
 interest .......................................            4,563           2,856            2,491             2,667
(Loss) Gain on sale of discontinued properties ..             (639)          6,021               --               555
Net Income ......................................    $      15,438    $     18,903      $    10,541        $   13,627
Net income per share:
            Basic ...............................    $        0.24    $       0.30      $      0.17        $     0.21
            Diluted .............................    $        0.24    $       0.30      $      0.16        $     0.21

                                                        FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                     ------------------------------------------------------------------
                                                       MARCH 31,        JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
                                                         2002             2002              2002              2002
                                                     --------------   -------------     -------------      ------------
Revenue .........................................    $     92,103     $     91,765      $    94,132        $  96,241
Property operating expenses .....................         (26,984)         (27,559)         (31,257)          (31,219)
General and administrative ......................          (2,960)          (2,951)          (3,323)           (3,932)
Interest expense ................................         (21,224)         (21,411)         (22,231)          (22,961)
Depreciation and amortization ...................         (23,543)         (26,190)         (24,848)          (25,736)
Interest and other income .......................             540              512              524               965
Gain on sale of properties ......................           1,192               81               --               694
Minority interest ...............................          (1,571)          (1,423)          (1,386)           (1,436)
Discontinued operations, net of minority
 interest .......................................           3,800            4,583            3,502             3,686
Net Income ......................................    $     21,353     $     17,407      $    15,113        $   16,302
Net income per share:
            Basic ...............................    $       0.33     $       0.27      $      0.23        $     0.26
            Diluted .............................    $       0.33     $       0.27      $      0.23        $     0.26


       14. SCHEDULE OF COMMERCIAL PROPERTIES AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2003

                     (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                                               INITIAL COSTS              BASIS STEP UP
                                                         -------------------------  ---------------------
                                                                                                           COSTS CAPITALIZED
                                                SQUARE               BUILDINGS AND          BUILDINGS AND    SUBSEQUENT TO
                                               FOOTAGE     LAND      IMPROVEMENTS    LAND   IMPROVEMENTS    ACQUISITION (2)
                                               -------   ---------   -------------  ------  -------------  -----------------
Century Park Center..........................  243,404   $   7,189    $  16,742     $   --    $     --         $  13,098
Beverly Atrium...............................   59,650       4,127       11,513        110         328             3,179
Woodland Hills...............................  224,955       6,566       14,754        365         880             7,612
222 South Harbor.............................  175,391         515       11,199         94       2,075             4,656
425 West Broadway............................   71,589       1,500        4,436        305         918             2,730
1950 Sawtelle................................  103,106       1,988        7,263         --          --             2,575
Bristol Plaza................................   84,014       1,820        3,380        257         485             2,452
16000 Ventura................................  174,841       1,700       17,189        185       1,929             5,017
5000 East Spring.............................  163,358          --       11,658         --         424             4,699
70 South Lake................................  100,133       1,360        9,097         --          --             3,061
Westwood Terrace.............................  135,943       2,103       16,850         --          --             3,418
Westlake - 5601 Lindero......................  105,830       2,576        6,067         --          --             5,710
6100 Wilshire................................  202,704       1,200       19,902         --          --             5,834
Calabasas Commerce Center....................  126,771       1,262        9,725         --          --             2,288
Long Beach Airport -- DF&G...................  272,013          --       14,452         --          --               576
Skyview Center...............................  391,675       6,514       33,701         --          --             7,975
400 Corporate Pointe.........................  164,598       3,382       17,527         75         390             4,329
5832 Bolsa...................................   49,355         690        3,526         15          80             1,624
9665 Wilshire................................  158,684       6,697       22,230        139         473            10,809
701 B Street.................................  540,413       3,722       35,184         64         625            14,542
100 Broadway.................................  191,727       4,570       15,255         --          --             3,403
Norwalk......................................  122,175       4,508        5,532         --          --             4,884
303 Glenoaks.................................  175,289       6,500       18,132         --          --             5,728
10351 Santa Monica...........................   96,251       3,080        7,906         --          --             2,463
2730 Wilshire................................   55,080       3,515        5,944         --          --                99
Grand Avenue Plaza (1970)....................   81,448         620        2,832         --          --             3,749
Burbank Executive Plaza......................   60,395       1,100        4,384         --          --            10,986
333 N.. Glenoaks.............................   81,243       1,500        5,981         --          --            (5,985)
Center Promenade.............................  174,837       2,310        9,266         --          --             3,632
Los Angeles Corporate Center.................  389,293      26,781       15,139         --          --            12,216
5200 West Century............................  310,910       2,080        9,360         --          --            21,035
15250 Ventura................................  110,641       2,560       10,257         --          --             4,354
10350 Santa Monica...........................   42,292         861        3,456         --          --             1,018
535 N. Brand Blvd............................  109,187       1,600        8,427         --          --            11,952
10780 Santa Monica...........................   92,486       2,625        7,997         --          --             2,216
4900 California..............................  155,189       4,680       14,877         --          --             3,411
Whittier.....................................  135,415       3,575       10,798         --          --             2,754

                                                      TOTAL COSTS
                                               -----------------------
                                                         BUILDINGS AND                ACCUMULATED                     YEAR BUILT/
                                                 LAND    IMPROVEMENTS     TOTAL     DEPRECIATION (1)  ENCUMBRANCES     RENOVATED
                                               --------  -------------  ----------  ----------------  ------------   -------------
Century Park Center.......................... $  7,189    $   29,840    $  37,029     $    8,502       $     --          1972/94
Beverly Atrium...............................    4,237        15,020       19,257          3,917          5,268(3)          1989
Woodland Hills...............................    6,931        23,246       30,177          7,353         14,564(3)       1972/95
222 South Harbor.............................      609        17,930       18,539          5,345          8,914(3)       1986/91
425 West Broadway............................    1,805         8,084        9,889          2,452          4,734(3)          1984
1950 Sawtelle................................    1,988         9,838       11,826          2,369          6,779(3)       1988/95
Bristol Plaza................................    2,077         6,317        8,394          1,981          4,082(3)          1982
16000 Ventura................................    1,885        24,135       26,020          6,589         11,504(3)       1980/96
5000 East Spring.............................       --        16,781       16,781          4,514             --          1989/95
70 South Lake................................    1,360        12,158       13,518          3,236          6,677(3)       1982/94
Westwood Terrace.............................    2,103        20,268       22,371          4,743             --             1988
Westlake - 5601 Lindero......................    2,576        11,777       14,353          2,767          6,225(3)          1989
6100 Wilshire................................    1,200        25,736       26,936          6,438         11,567(3)          1986
Calabasas Commerce Center....................    1,262        12,013       13,275          2,623          8,010(3)          1990
Long Beach Airport -- DF&G...................       --        15,028       15,028          3,097             --          1987/95
Skyview Center...............................    6,514        41,676       48,190          9,859         27,604(3)    1981/87/95
400 Corporate Pointe.........................    3,457        22,246       25,703          5,169         15,583(3)          1987
5832 Bolsa...................................      705         5,230        5,935          1,572          2,675(3)          1985
9665 Wilshire................................    6,836        33,512       40,348          7,901             --       1972/92/93
701 B Street.................................    3,786        50,351       54,137         12,865             --          1982/96
100 Broadway.................................    4,570        18,658       23,228          3,772         15,120(3)       1987/96
Norwalk......................................    4,508        10,416       14,924          2,824          7,186(3)       1978/94
303 Glenoaks.................................    6,500        23,860       30,360          4,828         13,104(3)       1983/96
10351 Santa Monica...........................    3,080        10,369       13,449          2,196          5,478(3)          1984
2730 Wilshire................................    3,515         6,043        9,558          1,535          4,581(3)          1985
Grand Avenue Plaza (1970)....................      620         6,581        7,201          1,806          5,742(3)          1980
Burbank Executive Plaza......................    1,100        15,370       16,470          3,663          4,188(3)          1983
333 N.. Glenoaks.............................    1,500            (4)       1,496              -          4,188(3)          1978
Center Promenade.............................    2,310        12,898       15,208          2,737             --             1982
Los Angeles Corporate Center.................   26,781        27,355       54,136          8,533         21,043(3)       1984/86
5200 West Century............................    2,080        30,395       32,475          7,460             --       1982/98/99
15250 Ventura................................    2,560        14,611       17,171          3,246             --       1970/90-91
10350 Santa Monica...........................      861         4,474        5,335            952          2,280(3)          1979
535 N. Brand Blvd............................    1,600        20,379       21,979          3,104             --     1973/92/1999
10780 Santa Monica...........................    2,625        10,213       12,838          2,193             --             1984
4900 California..............................    4,680        18,288       22,968          4,109             --             1983
Whittier.....................................    3,575        13,552       17,127          2,686             --             1982

                                                               INITIAL COSTS              BASIS STEP UP
                                                         -------------------------  ---------------------
                                                                                                           COSTS CAPITALIZED
                                                SQUARE               BUILDINGS AND          BUILDINGS AND    SUBSEQUENT TO
                                               FOOTAGE     LAND      IMPROVEMENTS    LAND   IMPROVEMENTS    ACQUISITION (2)
                                               -------   ---------   -------------  ------  -------------  -----------------
Clarendon Crest..............................   43,063      1,300          3,951       --          --              1,416
Noble Professional Center....................   51,828      1,657          5,096       --          --              1,109
South Bay Centre.............................  202,830      4,775         14,365       --          --              4,994
8383 Wilshire................................  417,463     13,570         45,505       --          --             13,685
Parkway Center I.............................   61,333      1,480          5,941       --          --              1,188
Centerpointe La Palma........................  597,550     16,011         64,400       --          --             8,9150
299 N. Euclid................................   73,522      1,050          6,110       --          --              5,382
2800 28th Street.............................  103,506      2,937          9,063       --          --              3,632
1000 Town Center.............................  107,656      2,800         11,260       --          --              1,416
Mariner Court................................  105,436      2,350          9,461       --          --              1,929
Pacific Gateway .............................  223,731      6,287         19,191       --          --              6,080
1821 Dyer....................................  115,061      1,808          5,474       --          --              4,592
Crown Cabot Financial........................  172,900      7,056         21,360       --          --              8,431
120 S. Spalding..............................   60,656      2,775          8,544       --          --              6,085
South Bay Tech...............................  104,815      1,600          4,782       --          --              1,289
1370 Valley Vista............................   84,081      2,698          8,141       --          --              1,430
Foremost Professional Plaza..................   60,534      2,049          6,196       --          --              1,060
Northpoint...................................  104,235      1,800         20,272       --          --              1,729
Conejo Business Center.......................   69,017      2,489          7,359       --          --              1,411
Marin Corporate Center.......................   51,360      1,956          5,915       --          --                878
145 South Fairfax............................   53,994      1,825          5,551       --          --              1,818
Bernardo Regency.............................   47,916      1,625          4,937       --          --              1,576
City Centre..................................  302,519      8,250         24,951       --          --              4,501
Wilshire Pacific Plaza.......................  100,122      3,750         11,317       --          --              3,696
Glendale Corporate Center....................  108,209      2,750         12,734       --          --              2,671
World Savings Center.........................  469,115         --        110,382       --          --             15,837
Sunset Point Plaza...........................   58,105      2,075          6,362       --          --              1,128
Activity Business Center.....................  167,045      3,650         11,303       --          --              2,104
Westlake Gardens ............................   49,639      1,831          5,550       --          --              2,329
9100 Wilshire Boulevard......................  326,227     16,250         48,950       --          --              9,822
Westwood Center..............................  313,000      3,159         24,920       --          --             84,807
1919 Santa Monica............................   43,796      2,580          7,772       --          --              1,189
600 Corporate Pointe.........................  273,339      8,575         35,325       --          --              6,594
150 East Colorado Boulevard..................   61,168      1,988          5,841       --          --              2,605
5161 Lankershim..............................  178,317      5,016         25,568       --          --              5,030

                                                      TOTAL COSTS
                                               -----------------------
                                                         BUILDINGS AND                ACCUMULATED                     YEAR BUILT/
                                                 LAND    IMPROVEMENTS     TOTAL     DEPRECIATION (1)  ENCUMBRANCES     RENOVATED
                                               --------  -------------  ----------  ----------------  ------------   -------------
Clarendon Crest..............................     1,300        5,367        6,667           961           3,143(3)          1990
Noble Professional Center....................     1,657        6,205        7,862         1,344           3,539(3)       1985/93
South Bay Centre.............................     4,775       19,359       24,134         4,068          12,708(3)          1984
8383 Wilshire................................    13,570       59,190       72,760        12,703              --          1971/93
Parkway Center I.............................     1,480        7,129        8,609         1,655           4,972(3)       1992/95
Centerpointe La Palma........................    16,011       73,315       89,326        14,538          33,455(3)    1986/88/90
299 N. Euclid................................     1,050       11,492       12,542         2,382              --             1983
2800 28th Street.............................     2,937       12,695       15,632         2,963              --             1979
1000 Town Center.............................     2,800       12,676       15,476         2,450              --             1989
Mariner Court................................     2,350       11,390       13,740         2,567           6,814(3)          1989
Pacific Gateway .............................     6,287       25,271       31,558         6,210              --          1982/90
1821 Dyer....................................     1,808       10,066       11,874         2,464              --          1980/88
Crown Cabot Financial........................     7,056       29,791       36,847         5,928              --             1989
120 S. Spalding..............................     2,775       14,629       17,404         4,038           8,127(3)          1984
South Bay Tech...............................     1,600        6,071        7,671         1,190              --             1984
1370 Valley Vista............................     2,698        9,571       12,269         1,876           5,469(3)          1988
Foremost Professional Plaza..................     2,049        7,256        9,305         1,499              --             1992
Northpoint...................................     1,800       22,001       23,801         3,972              --             1991
Conejo Business Center.......................     2,489        8,770       11,259         1,286           3,818             1991
Marin Corporate Center.......................     1,956        6,793        8,749           909           2,724             1986
145 South Fairfax............................     1,825        7,369        9,194         1,354           3,912             1984
Bernardo Regency.............................     1,625        6,513        8,138         1,180              --             1986
City Centre..................................     8,250       29,452       37,702         5,364              --             1982
Wilshire Pacific Plaza.......................     3,750       15,013       18,763         3,154              --          1976/87
Glendale Corporate Center....................     2,750       15,405       18,155         3,010              --             1985
World Savings Center.........................        --      126,219      126,219        22,496              --             1983
Sunset Point Plaza...........................     2,075        7,490        9,565         1,456           3,413(3)          1988
Activity Business Center.....................     3,650       13,407       17,057         2,487           7,394             1987
Westlake Gardens ............................     1,831        7,879        9,710         2,089              --             1998
9100 Wilshire Boulevard......................    16,250       58,772       75,022        12,272              --          1971/90
Westwood Center..............................     3,159      109,727      112,886         9,643              --        1965/2000
1919 Santa Monica............................     2,580        8,961       11,541         1,534           3,681(3)          1991
600 Corporate Pointe.........................     8,575       41,919       50,494         8,002          17,495(3)          1989
150 East Colorado Boulevard..................     1,988        8,446       10,434         1,687           4,742(3)       1979/97
5161 Lankershim..............................     5,016       30,598       35,614         5,773          13,417(3)       1985/97

                                                               INITIAL COSTS              BASIS STEP UP
                                                         -------------------------  ---------------------
                                                                                                           COSTS CAPITALIZED
                                                SQUARE               BUILDINGS AND          BUILDINGS AND    SUBSEQUENT TO
                                               FOOTAGE     LAND      IMPROVEMENTS    LAND   IMPROVEMENTS    ACQUISITION (2)
                                               -------   ---------   -------------  ------  -------------  -----------------
1501 Hughes Way..............................    77,060        1,348       4,058       --         --              3,529
3901 Via Oro.................................    53,195          692       2,081       --         --                963
Huntington Beach Plaza ......................    52,186        1,109       3,317       --         --              1,222
Fountain Valley Plaza........................   107,252        2,949       9,377       --         --              2,176
3300 Irvine Avenue...........................    74,224        2,215       6,697       --         --              1,604
Von Karman CorporateCenter...................   451,477       11,513      34,783       --         --             10,925
1503 South Coast.............................    60,605        1,570       4,731       --         --              1,278
625 The City.................................   139,806        4,792      14,470       --         --              3,023
Orange Financial Center......................   305,439       10,379      34,415       --         --              8,835
Carlsbad Corporate Center....................   125,000        3,722      15,061       --         --              5,915
Balboa Corporate Center......................    69,890        2,759       8,303       --         --                (98)
Panorama Corporate Center....................   133,149        6,512      19,593       --         --              2,564
Ruffin Corporate Center......................    45,059        1,766       5,315       --         --                (26)
Skypark Office Plaza.........................   202,164        5,733      21,608       --         --              4,212
Governor Park Plaza..........................   104,065        3,382      10,177       --         --              3,264
5120 Shoreham................................    37,759        1,224       4,073       --         --              1,095
Morehouse Tech Center........................   181,207        6,841      21,067       --         --              4,007
Torreyana Science Park.......................    81,204        5,035      15,148       --         --                370
Waples Tech Center...........................    28,119        1,010       3,027       --         --                560
10251 Vista Sorrento.........................    69,386        1,839       7,202       --         --                280
Camarillo Business Park......................   154,216        3,522      10,602       --         --              3,552
5702 Bolsa...................................    27,731          589       1,775       --         --                131
5672 Bolsa...................................    11,968          254         767       --         --                 62
5632 Bolsa...................................    21,568          458       1,381       --         --                 67
Huntington Commerce Center...................    67,551          992       2,997       --         --                679
Savi Tech Center.............................   341,446        8,280      24,911       --         --              3,176
Yorba Linda Business Park....................   167,142        2,629       7,913       --         --              1,196
Cymer Technology Center......................   155,612        5,446      16,387       --         --              2,530
Poway Industrial.............................   112,000        1,876       5,646       --         --                202
10180 Scripps Ranch..........................    43,560        1,165       3,507       --         --                233
Via Frontera.................................    77,920        1,792       5,391       --         --              1,028
Westridge....................................    48,955        1,807       5,591       --         --                617

                                                      TOTAL COSTS
                                               -----------------------
                                                         BUILDINGS AND                ACCUMULATED                     YEAR BUILT/
                                                 LAND    IMPROVEMENTS     TOTAL     DEPRECIATION (1)  ENCUMBRANCES     RENOVATED
                                               --------  -------------  ----------  ----------------  ------------   -------------
1501 Hughes Way..............................    1,348         7,587        8,935          1,829            --           1983/97
3901 Via Oro.................................      692         3,044        3,736            709            --           1986/97
Huntington Beach Plaza ......................    1,109         4,539        5,648            860         1,492(3)        1984/96
Fountain Valley Plaza........................    2,949        11,553       14,502          2,539         4,778(3)           1982
3300 Irvine Avenue...........................    2,215         8,301       10,516          1,766         3,207(3)        1981/97
Von Karman CorporateCenter...................   11,513        45,708       57,221         10,145        18,895(3)        1981/84
1503 South Coast.............................    1,570         6,009        7,579          1,121         2,236(3)        1979/97
625 The City.................................    4,792        17,493       22,285          3,134         6,975(3)        1985/97
Orange Financial Center......................   10,379        43,250       53,629          7,624        17,976(3)        1985/95
Carlsbad Corporate Center....................    3,722        20,976       24,698          3,045         9,221(3)           1996
Balboa Corporate Center......................    2,759         8,205       10,964          1,234         5,709(3)           1990
Panorama Corporate Center....................    6,512        22,157       28,669          3,342        12,693(3)           1991
Ruffin Corporate Center......................    1,766         5,289        7,055            803         3,407(3)           1990
Skypark Office Plaza.........................    5,733        25,820       31,553          4,398            --              1986
Governor Park Plaza..........................    3,382        13,441       16,823          2,720         4,970(3)           1986
5120 Shoreham................................    1,224         5,168        6,392          1,199         2,970(3)           1984
Morehouse Tech Center........................    6,841        25,074       31,915          4,886            --              1984
Torreyana Science Park.......................    5,035        15,518       20,553          2,433         9,391(3)        1980/97
Waples Tech Center...........................    1,010         3,587        4,597            729            --              1990
10251 Vista Sorrento.........................    1,839         7,482        9,321          1,171         3,838(3)        1981/95
Camarillo Business Park......................    3,522        14,154       17,676          2,999         8,288(3)        1984/97
5702 Bolsa...................................      589         1,906        2,495            317           931(3)        1987/97
5672 Bolsa...................................      254           829        1,083            142           326(3)           1987
5632 Bolsa...................................      458         1,448        1,906            231           835(3)           1987
Huntington Commerce Center...................      992         3,676        4,668            786         1,538(3)           1987
Savi Tech Center.............................    8,280        28,087       36,367          4,924        14,560(3)           1989
Yorba Linda Business Park....................    2,629         9,109       11,738          1,706         4,124(3)           1988
Cymer Technology Center......................    5,446        18,917       24,363          2,827        10,793(3)           1986
Poway Industrial.............................    1,876         5,848        7,724            932         3,453(3)        1991/96
10180 Scripps Ranch..........................    1,165         3,740        4,905            586         1,974(3)        1978/96
Via Frontera.................................    1,792         6,419        8,211          1,269         2,843(3)        1982/97
Westridge....................................    1,807         6,208        8,015          1,191         2,938(3)        1984/96

                                                     INITIAL COSTS             BASIS STEP UP
                                              --------------------------  ----------------------
                                                                                                  COSTS CAPITALIZED
                                    SQUARE                 BUILDINGS AND           BUILDINGS AND     SUBSEQUENT TO
                                    FOOTAGE       LAND      IMPROVEMENTS    LAND   IMPROVEMENTS     ACQUISITION (2)
                                    -------       ----      ------------    ----   ------------     ---------------
Tower Plaza Retail..............     133,481        4,531         13,660       --         --               1,724
6060 Center Drive...............     241,928        1,990             --    2,310         --              60,512
Howard Hughes - Spectrum Club...      36,959        2,500          7,500       --         --                  36
6080 Center Drive...............     287,148        1,990              -    3,092         --              73,250
Univision - 5999 Center Drive...     161,650           --             --    1,529         --              42,280
11075 Santa Monica..............      35,696        1,225          3,746       --         --               1,277
Continental Grand Plaza.........     235,926        7,125         40,451       --         --               7,488
Calabasas Tech..................     273,526       11,513         34,591       --         --               6,348
Oceangate Tower.................     210,907        3,080         20,386       --         --               4,099
Genesee Executive Plaza.........     155,820        6,750         20,178       --         --               5,106
Solar Drive Business Center.....     125,132        4,250         12,770       --         --               1,533
91 Freeway Center...............      93,277        2,900          9,179       --         --               1,939
601 S. Glenoaks.................      72,524        2,450          7,519       --         --                 942
Tourney Pointe..................     219,991        6,047         21,334       --         --              11,828
Hillside Corporate Center.......      59,876        2,213          7,336       --         --               2,267
Westlake Gardens II.............      48,874        1,832          5,493       --         --               1,909
Howard Hughes Tower.............     313,833        5,830         47,170       --         --              12,806
2001 Wilshire Blvd. ............     101,125        5,007         14,893       --         --               1,090
Carmel Valley Centre............     107,197        4,900         23,416       --         --                 428
Carmel View Office Plaza........      77,460        3,100          9,377       --         --                 431
Crossroads......................     133,566        3,950         12,860       --         --               1,451
Governor Executive Center.......      52,195        1,500          9,707       --         --                 149
Gateway Towers..................     432,894        5,585         57,128       --         --               2,538
Governor Executive Center II....     101,433        1,959         17,931       --         --               3,516
                                  ----------  -----------   ------------  -------    -------           ---------
                                  18,635,706  $   466,575   $  1,793,783  $ 8,540    $ 8,607           $ 730,576
                                  ==========  ===========   ============  =======    =======           =========

                                         TOTAL COSTS
                                  ------------------------
                                             BUILDINGS AND                 ACCUMULATED                       YEAR BUILT/
                                    LAND     IMPROVEMENTS       TOTAL    DEPRECIATION (1)  ENCUMBRANCES       RENOVATED
                                    ----     ------------       -----    ----------------  ------------       ---------
Tower Plaza Retail..............      4,531        15,384        19,915           2,419              --          1970/97
6060 Center Drive...............      4,300        60,512        64,811           5,378              --             2000
Howard Hughes - Spectrum Club...      2,500         7,536        10,036           1,068              --             1993
6080 Center Drive...............      5,082        73,250        78,332           4,610              --             2002
Univision - 5999 Center Drive...      1,529        42,281        43,810           1,882              --             2001
11075 Santa Monica..............      1,225         5,023         6,248           1,120              --             1983
Continental Grand Plaza.........      7,125        47,939        55,064           8,467          26,612(3)          1986
Calabasas Tech..................     11,513        40,939        52,452           7,591              --        1990/2001
Oceangate Tower.................      3,080        24,485        27,565           4,692              --       1971/93/94
Genesee Executive Plaza.........      6,750        25,284        32,034           4,800          16,275(3)          1984
Solar Drive Business Center.....      4,250        14,303        18,553           2,397              --             1982
91 Freeway Center...............      2,900        11,118        14,018           2,097              --          1986/97
601 S. Glenoaks.................      2,450         8,461        10,911           1,350           5,662(3)          1990
Tourney Pointe..................      6,047        33,162        39,209           4,927              --     1985/98/2000
Hillside Corporate Center.......      2,213         9,603        11,816           1,633              --             1998
Westlake Gardens II.............      1,832         7,402         9,234           1,494              --             1999
Howard Hughes Tower.............      5,830        59,976        65,806          10,087              --             1987
2001 Wilshire Blvd. ............      5,007        15,983        20,990           2,040              --             1980
Carmel Valley Centre............      4,900        23,844        28,744             709              --          1987/89
Carmel View Office Plaza........      3,100         9,808        12,908             340              --             1985
Crossroads......................      3,950        14,311        18,261             434              --             1979
Governor Executive Center.......      1,500         9,856        11,356             299              --             1988
Gateway Towers..................      5,585        59,666        65,251           1,861              --          1984/86
Governor Executive Center II....      1,959        21,447        23,407              --              --
                                  ---------   -----------   -----------       ---------       ---------
                                  $ 475,115   $ 2,532,966   $ 3,008,081       $ 460,732       $ 564,829
                                  =========   ===========   ===========       =========       =========

----------

(1) The depreciable lives for buildings and improvements and furniture, fixtures and equipment range from five to forty seven years. Tenant improvements and leasing costs are depreciated over the remaining term of the lease.

(2) Amounts shown net of write-offs of fully depreciated assets and include total capitalized interest of $53.7 million.

(3) All of these properties are collateral for our $547.0 million mortgage financings. The encumbrance allocated to an individual property is based on the related individual release price.

                               ARDEN REALTY, INC.

         The changes in our investment in commercial properties and related accumulated depreciation for each of the periods in the three years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

                                                                                 ARDEN REALTY, INC.
                                                                  ------------------------------------------------
                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      2003             2002             2001
                                                                  --------------   --------------   --------------
COMMERCIAL PROPERTIES:
   Balance at beginning of period...............................  $    3,045,208   $    2,797,052   $    2,741,681
   Improvements.................................................          77,532           95,073           78,580
   Disposition of property......................................         (97,632)         (24,094)         (44,773)
   Write offs of fully depreciated assets.......................         (37,913)         (24,129)         (21,412)
   Acquisition of properties....................................          22,054          134,938               --
   Transfers from (to) properties under development and land
      available for development.................................              --           66,368           42,976
   Reclassification to other assets.............................          (1,168)              --               --
                                                                  --------------   --------------   --------------
   Balance at end of period.....................................  $    3,008,081   $    3,045,208   $    2,797,052
                                                                  ==============   ==============   ==============
ACCUMULATED DEPRECIATION:
   Balance at beginning of period...............................  $     (392,611)  $     (307,082)  $     (231,499)
   Depreciation for period......................................        (118,416)        (111,022)        (100,789)
   Disposition of property......................................          12,325            1,982            3,794
   Write offs of fully depreciated assets.......................          37,913           24,129           21,412
   Transfers to (from) properties under development and land
      available for development.................................              --             (618)              --
   Reclassification to other assets.............................              57
                                                                  --------------   --------------   --------------
   Balance at end of period.....................................  $     (460,732)  $     (392,611)  $     (307,082)
                                                                  ==============   ==============   ==============